As filed with the Securities and Exchange Commission on
_______________.              Registration No. _________.

=====================================================================
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C. 20549
                  ----------------------------------
                              FORM SB-2
                       REGISTRATION STATEMENT
                                Under
                     The Securities Act of 1933
                  ---------------------------------

                       MAXAM GOLD CORPORATION
---------------------------------------------------------------------
           (Exact name of Registrant specified in charter)

Utah                     1330                88-0203182
---------------------------------------------------------------------
(State of                (Primary Industrial (I.R.S. Employer
Incorporation)           Classification)     I.D.#)

                         528 Fon du Lac Drive
                    East Peoria, Illinois   61611
                         Tel:  (309) 699-8725
---------------------------------------------------------------------
(Address, including zip code of principal place of business and telephone number, including area code of Registrant's principal executive offices.)

                          Conrad C. Lysiak
                   Attorney and Counselor at Law
                  West 601 First Avenue, Suite 503
                     Spokane, Washington 99204
                            (509) 624-1475
---------------------------------------------------------------------
(Name, address, including zip code and telephone number, including area code of agents for service.)

Approximate date of commencement date or proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x].

The Exhibit Index for this Registration Statement begins on sequential page number _____.

====================================================================

                   CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                   Proposed  Proposed
Title of                            Maximum   maximum
each class of                       offering  aggregate
securities to          Amount to be price per offering      Amount of
be registered          registered   Share [1] price         registration fee
-------------------------------------------------------------------------------
Warrants               9,109,172    $ 0.00    $         0    $     0.00

Shares issuable        9,109,172    $ 1.00    $ 9,109,172    $ 2,760.36
upon the exercise
of the Warrants

-------------------------------------------------------------------------------
TOTAL REGISTRATION FEE   9,109,172      $ 1.00    $ 9,109,172    $ 2,760.36
-------------------------------------------------------------------------------

[1] Estimated solely for the purpose of calculating the registration fee.


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall be come effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       MAXAM GOLD CORPORATION

                 CROSS REFERENCE SHEET PURSUANT TO
           RULE 404 (a) AND ITEM 501 (b) OF REGULATION S-B

Form S-B Item #
and Caption                        Caption in Prospectus
-------------------------------------------------------------------
 1   Front of Registration
     Statement and Outside Front
     Cover of Prospectus           FACING PAGE; CROSS REFERENCE
                                   SHEET; OUTSIDE FRONT COVER PAGE

 2   Inside Front and
     Outside Back Cover of
     Pages of Prospectus           INSIDE FRONT COVER PAGE; OUTSIDE
                                   BACK COVER PAGE
 3   Summary Information and
     Risk Factors                  PROSPECTUS SUMMARY; RISK FACTORS;
                                   THE COMPANY

 4   Use of Proceeds               PROSPECTUS SUMMARY; USE OF
                                   PROCEEDS

 5   Determination of
     Offering Price                OUTSIDE FRONT COVER PAGE; PLAN OF
                                   DISTRIBUTION

 6   Dilution                      DILUTION

 7   Selling Securityholders       NOT APPLICABLE

 8   Plan of Distribution          INSIDE FRONT COVER PAGE; PLAN OF
                                   DISTRIBUTION

 9   Legal Proceedings             BUSINESS

10   Directors, Executive
     Officers, Promoters
     and Control Persons           MANAGEMENT

11   Security Ownership of
     Certain Beneficial
     Owners and Management         MANAGEMENT

12   Description of
     Securities                    OUTSIDE FRONT COVER PAGE;
                                   DESCRIPTION OF SECURITIES; PLAN OF
                                   DISTRIBUTION

13   Interest of Named Experts
     and Counsel                   LEGAL MATTERS; EXPERTS

Form S-B Item #
and Caption                   Caption in Prospectus
------------------------------------------------------------------

14   Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities              BUSINESS

15   Organization Within
     Last 5 Years             THE COMPANY; BUSINESS

16   Description of Business  PROSPECTUS SUMMARY; BUSINESS

17   Management's Discussion
     and Analysis or Plan of
     Operation                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                              FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS

18   Description of Property  BUSINESS

19   Certain Relationships and
     Related Transactions     MANAGEMENT

20   Market for Common Equity
     and Related Stockholder
     Matters                  DIVIDEND POLICY; PRINCIPAL
                              SHAREHOLDERS; SHARES AVAILABLE FOR
                              FUTURE SALES

21   Executive Compensation   MANAGEMENT

22   Financial Statements     FINANCIAL STATEMENTS

23.  Changes In and Disagreements
     with Accountants on
     Accounting and Financial
     Disclosures              NOT APPLICABLE

PROSPECTUS

                        MAXAM GOLD CORPORATION

   9,109,172 Warrants to Purchase, 9,109,172 Shares of Common Stock
                and 9,109,172 Shares of Common Stock.

     This Prospectus relates to the issuance of 9,109,172 Warrants to purchase 9,109,172 shares of Common Stock (the "Warrants") of MAXAM GOLD CORPORATION (the "Company") and 9,109,172 shares of Common Stock of the Company, $0.00001 par value (the "Common Stock"), underlying the Warrants which are offered by the Company. Each Redeemable Warrant (the Redeemable Warrant") entitled the holder to purchase one share of Common Stock at $1.00, until March 13, 1999. The Redeemable Warrants are callable by the Company upon thirty (30) days written notice. Beginning on the effective date of the offering, the holders thereof may offer the Warrants and/or Common Stock for sale in regular market transactions or through broker/dealers at prevailing market prices or otherwise from time to time. The Company will receive the exercise price of each Warrant, but will not receive any of the proceeds of from the sale of the Warrants or Common Stock.

     Warrants are being issued exclusively to shareholders of the Company. Warrants will be issued to shareholders of record on March 13, 1997. One Warrant will be issued for each five shares owned by a shareholder. Fractional Warrants will not be issued. Fractional Warrants will be rounded down to the next whole Warrant.

     The Warrants are not traded, however, the Common Stock is traded in the over-the-counter market. Quotations for the Common Stock are published on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. (the "Bulletin Board") under the symbol "MXAM." On October 7, 1997, the closing per share bid price for the Company's Common Stock, as reported on the Bulletin Board was $0.86. This price does not represent a transaction price and there is no assurance that a significant quantity of the Common Stock could be sold at this price.

     FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE COMMON STOCK AND WARRANTS, SEE "RISK FACTORS at page 7."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     UNTIL ________________________, (NINETY DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     The date of this Prospectus is _________________.

---------------------------------------------------------------------
                         PROSPECTUS SUMMARY
---------------------------------------------------------------------

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

The Company         MAXAM GOLD CORPORATION (the "Company") is a U.S.
                    mineral resource company incorporated under the laws of the State of Utah. The Company is engaged in the business of acquiring and exploring mineral properties containing gold. See
                    "Business."

                    The Company's offices are located at 528 Fon du
                    Lac Drive, East Peoria, Illinois   61611.  The
                    Company's telephone number is (309) 699-8725.

The Offering        The Company is distributing 9,109,172 Warrants
                    (the "Warrants") to purchase 9,109,172 Shares of common stock of the Company. In addition, the Company is registering 9,109,172 shares of common stock (the "Common Stock") underlying the Warrants. See "Description of Securities."

                                        50% of the     100% of the
                                        Warrants       Warrants
                                        Exercised      Exercised

Shares being Offered.    .         .     4,554,586      9,109,172
Shares Outstanding .     .    .    .    45,545,863     45,545,863
Shares to be Outstanding .    .    .    50,100,449     54,655,035
Gross Proceeds from the
  Exercise of the Warrants    .    .    $4,554,586     $9,109,172
Estimated Expenses of the Offering .    $   20,000     $   20,000
Net Proceeds to the Company After
  Deducting Estimated Expenses .   .    $4,534,586     $9,089,172

Use of Proceeds     The net proceeds available to the Company upon
                    completion of this offering and after deducting the estimated offering expenses will be approximately $4,534,586 if 50% of the Warrants are exercised and $9,089,172 if 100% of the Warrants are exercised. The Company intends to use the proceeds for working capital. The
                    Company will not receive any proceeds from the distribution of the Warrants or sale of the Shares. See "Use of Proceeds" and "Business."

Risk Factors        Investment in the Warrants and/or Shares should
                    be considered highly speculative.  The Company
                    has a limited operating history and is subject to
                    all of the inherent risks of a developing
                    business enterprise.  The Company is in need of
                    additional capital and has no revenues.  There
                    are non-arms length transactions with affiliates
                    involving conflicts of interest.   The Company
                    does not anticipate paying any dividends on its
                    Common Stock.
Selected Financial
    Information     The Company has no operating history and maybe
                    considered a developmental enterprise.  The
                    Company has no revenues and there is no assurance that the Company will ever have material revenues or that its operations will be profitable. The following financial data summarizes certain information concerning the Company is based upon the financial statements and notes, thereto, contained in this Prospectus. See "Financial
                    Statements."

Balance Sheet as of June 30, 1997 (unaudited):

Assets
 Current Assets     .    .    .    .    .    .    $   309,404
 Total Assets  .    .    .    .    .    .    .      1,415,618
 Current Liabilities     .    .    .    .    .      1,088,408
 Stockholders' Equity    .    .    .    .    .        327,210
Total Liabilities
 & Stockholders' Equity. .    .    .    .    .      1,415,618
Net Tangible Book Value Per Share  .    .    .    $      0.01

---------------------------------------------------------------------
                            RISK FACTORS
---------------------------------------------------------------------

     THE SECURITIES BEING OFFERED INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. THEY SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, AND THE FOLLOWING RISK FACTORS:

     1. Lack of Revenue. The Company needs additional capital and currently has no revenues. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the mineralization from the ore and, in the case of new properties, to construct mining and processing facilities.
The Company lacks a constant and continual flow of revenue. The Company currently holds certain royalty interests in several mining properties previously sold, but there is no assurance that the Company will receive royalty payments, or that the Company will otherwise receive adequate funding to be able to finance its exploration activities. The Company is looking for revenue sources on an on-going basis, but there can be no assurance that such sources can be found or that, if available, the terms of such financing will be commercially acceptable to the Company. Because of the Company's need for additional capital to fund its present operations, to complete the acquisition of certain mineral rights, and to provide for further exploration and development, the lack of consistent revenue could be a detrimental factor in the progress of the Company. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     2. Realization of Investments in Mineral Properties and Additional Capital Needs. The ultimate realization of the Company's investments in mineral properties is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The Company expects to finance its operations for fiscal 1997 through the exercise of the Warrants and loans from Phoenix International Mining, Inc., a Nevada corporation. The Company does not have sufficient capital of its own to explore and develop its mineral properties and there can be no assurance that the Company will be successful in obtaining the required funds to finance its long-term capital needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     3. Retention and Attraction of Key Personnel. The Company's success will depend, in large part, on its ability to retain and attract highly qualified personnel. The Company's success in retaining its present staff and in attracting additional qualified personnel will depend on many factors, including its ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that the Company will be successful in retaining or attracting highly qualified individuals in key management positions.

     4. Regulatory Concerns. Environmental and other government regulations at the federal, state and local level pertaining to the Company's business and properties may include: (a) surface impact;
(b) water acquisition; (c) site access; (d) reclamation; (e) wildlife preservation; (f) licenses and permits; and, (e) maintaining the fees for unpatented mining claims. See "Business - Government Regulation and Environmental Concerns."

     5. Working Capital Deficits; Accumulated Deficit; Working Capital Deficit; Auditor's Report. Although it commenced operations more than twelve years ago, the Company remains in the development stage. At June 30, 1997, the Company had a negative working capital deficit of $(779,004) and an accumulated deficit of $(2,302,389) which deficits and losses are expected to continue for the foreseeable future. The Company's operations are subject to numerous risks associated with the mining industry. See "Financial Statements."

     6. Exercise Price Arbitrarily Determined. The exercise price of the Warrants was established arbitrarily by the Company. There is no direct relationship between the exercise price and the assets or shareholders' equity of the Company of any other criterion of value. Further, since the Company has not retained an underwriter in connection with this offering, the exercise price has not been determined by negotiation with an underwriter.

     7. Risk Relating to Partial Exercise of Warrants. In the event only a small portion of the Warrants are exercised, the Company will receive only a small portion of the proceeds that it may need to complete its planned activities. There is a risk that the lack of contemplated working capital so resulting could have a materially detrimental impact on the financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     8. Reliance Upon Directors and Officers. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its Officers and Directors who exercise control over the day to day affairs of the Company. There can be no assurance as to the volume of business, if any, which the Company may succeed in obtaining, nor that its proposed operations will prove to be profitable. See "Business" and "Management."

     9. Indemnification of Officers and Directors for Securities Liabilities. The Bylaws of the Company provide that the Company may indemnify any Director, Officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the Utah Business Corporation Act. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such Officers, Directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. See "Management."

     10. Cumulative Voting, Preemptive Rights and Control. There are no preemptive rights in connection with the Company's Common Stock. The shareholders purchasing in this offering may be further diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future.
Cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors. See "Description of the Securities."

     11. Potential Future Sales Pursuant to Rule 144. Approximately 45,545,863 shares of Common Stock are presently issued and outstanding of which 33,825,563 shares are "Restricted Securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of two (2) years. Hence, the possible sale of these restricted shares may, in the future dilute an investors percentage of free-trading shares and may have a depressive effect on the price of the Company's securities and such sales, if substantial, might also adversely effect the Company's ability to raise additional equity capital. See "Description of Securities - Shares Eligible for Future Sale."

     12. No Dividends. The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, the Company has not paid any cash dividends. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations. As the Company will be required to obtain additional financing, it is likely that there will be restrictions on the Company's ability to declare any dividends. See "Dividend Policy" and "Description of Securities."

     13. No Market for the Warrants. There is no market for the Warrants and none is expected to ever develop. See "Description of the Securities - Market for the Company's Securities."

     14. Warrant Holders May be Unable to Exercise Warrants. The exercise by the holders of the Warrants to be sold pursuant to this offering is subject to the Company either maintaining the effectiveness of the registration statement, of which this Prospectus forms a part, on a current basis or filing an effective registration statement with the Securities and Exchange Commission and complying with the appropriate state securities laws. While the Company has agreed to use its best efforts to so make the underlying stock available for the Warrant Holders, no assurance can be given that at the time that a Warrant Holder seeks to exercise the right to purchase the Company's stock that an effective registration statement will in fact be in, effect. The Company is obligated under the Warrant Agreements to maintain this Prospectus current by making such post-effective amendments as may be necessary from time to time. See "Description of Securities - Redeemable Warrants."

     15.  Redeemable Warrants.  The Warrants are by the Company.
Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $1.00, until March 13, 1999. The Warrants are callable by the Company upon thirty (30) days written notice, if the holder does not exercise the Redeemable Warrants, the Redeemable Warrants will loose all value. See "Description of Securities - Redeemable Warrants."

     FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SHARES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

---------------------------------------------------------------------
                           CAPITALIZATION
---------------------------------------------------------------------
     The following table sets forth the capitalization of the Company as of June 30, 1997, as adjusted to reflect the exercise of 50% of the Warrants and 100% of the Warrants. This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. See "Financial Statements."

                                        June 30, 1997
                              As Adjusted for the As Adjusted for the
                              Exercise of 50% of  Exercise of 100% of
                     Actual    Warrants Pro Forma  the Warrants Pro Forma
Stockholder's Equity:
 Common Stock $0.00001
  par value 100,000,000
  shares authorized
  45,545,863 shares
  outstanding       $       455

 50,100,449 shares
  outstanding (50% of
  Warrants Exercised)                   $       501

 54,655,035 shares
  outstanding (100% of
  Warrants Exercise)                                   $       547

Paid-In Capital     $ 2,629,144         $ 7,163,229    $11,717,769

Accumulated
  Deficit-Estimate  $(2,302,389)        $(2,302,389)   $(2,302,389)

TOTAL STOCKHOLDERS'
  EQUITY            $   327,210         $ 4,861,796    $ 9,416,382

--------------------------------------------------------------------
                               DILUTION
---------------------------------------------------------------------

     As of June 30, 1997, the Company had 45,545,863 shares of Common Stock outstanding with a net tangible book value of approximately
$0.01 per share.

     Assuming the exercise of all of the Warrants (9,109,172 at $1.00 per warrant) and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $9,416,382 or approximately $0.1722 per share. This represents an immediate dilution of 0.83 per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $0.16 per share.

     Assuming the exercise of 50% of the Warrants (4,554,586 at $1.00 per Warrant), and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $4,861,796 or approximately $0.10 per share. This represents an immediate dilution of $0.90 per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $0.09 per share.

     "Net tangible book value" is the amount that results from subtracting the total liabilities, deferred costs, and intangible assets of the Company from its total assets. "Dilution" is the difference between the public offering price and the net tangible book value of the shares immediately after the offering. Additionally, dilution is calculated based on book value of the Company's assets, which may not necessarily reflect the actual market value of such assets.

     The following table illustrates the per share dilution:

                                        Assuming 50%   Assuming 100%
                                        of the Warrants     of the Warrants
                                        Exercised           Exercised
Exercise Price per Share      .    .    .    $ 1.00         $ 1.00
Net tangible book value per share
  before Warrants Exercised   .    .    .    $ 0.01         $ 0.01
Increase per share attributable
  to existing investors  .    .    .    .    $ 0.09         $ 0.16
Net tangible book value per
  share after Warrants Exercised   .    .    $ 0.10         $ 0.17
Dilution of net tangible book
  value per share of Warrants exercised .    $ 0.90         $ 0.83

---------------------------------------------------------------------
                       SELECTED FINANCIAL DATA
---------------------------------------------------------------------

     The selected financial data presented below has been derived from the financial statements of the Company, which financial statements have been examined by Morgenstern & Alexander, independent public accountants, as indicated in their report included elsewhere herein. The information below should be read in conjunction with the Company's Financial Statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." For the reasons set forth in the "Prospectus Summary - Risk Factors" the information shown below may not be indicative of the Company's future results of operations.

                    June 30,       June 30,     December      December
                    1997           1996         31, 1996      31, 1995
                    (Unaudited)    (Unaudited)  (Audited)     (Audited)
Statement of Operations and
Accumulated Deficit Data:

 Revenues           $   11,014     $     -0-    $    21,398    $     -0-
 Operating Expenses $  743,107     $ 477,895    $ 1,045,314    $ 157,017
 Net loss           $  730,653     $ 477,845    $ 1,021,566    $ 157,017
 Net Loss per share $    (0.02)    $   (0.01)   $      0.02    $     -0-

Balance Sheet Data:
 Work Capital
  (Deficit)         $ (779,004)    $    25,142  $   312,458    $ 550,009
 Total Assets       $1,415,618     $ 1,350,650  $ 1,688,199    $ 829,561
 Long-term Debt     $      -0-     $       -0-  $       -0-    $     -0-
 Stockholders'
  Equity            $  327,210     $   640,683  $ 1,057,863    $ 629,429



---------------------------------------------------------------------
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------------

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto.

General

     The Company has not generated any revenues from its operations during the last two fiscal years or through the date of this registration statement. There is no assurance that the Company will generate any revenues in the future. The Company is currently developing the Peoria Seven mine site located seven miles south of Gila Bend, Arizona.

     The Company intends to use the proceeds from the exercise of the Redeemable Warrants to cover the cost of operating the Peoria Seven site for the next twelve months. There is no assurance however, that any of the Redeemable Warrants will be exercised and in the event that only 3,720,000 Redeemable Warrants are exercised, the Company will have to raise additional capital through the sale of securities or borrowed funds. At the present time the Company has no plans to issue additional securities, other than the Redeemable Warrants being registered herein and the shares of common stock underlying the Redeemable Warrants. On May 9, 1997, the Company entered into an agreement with Phoenix International Mining, Inc., a Nevada corporation, ("Phoenix") wherein Phoenix agreed to loan to the Company up to $2,000,000. As of September 29, 1997, Phoenix has loaned the Company $1,126,000. Accordingly, if only 3,720,000 Redeemable Warrants are exercised or the Company will have to borrow additional funds from Phoenix or raise additional capital. In the event that a sufficient number of Redeemable Warrants are not exercised and/or the Company is unable to borrow more than $874,000 from Phoenix, the Company may have to cease its operations on the Peoria Seven site.

     In the last twelve months, the Company has spent funds for drilling and surveying ($14,800); the acquisition of an on-site house trailer ($6,500); the development of an on-site laboratory to evaluate the results of the Company's operations ($35,000); the acquisition of equipment to operate the Peoria Seven site ($400,000); and the payment of fees to laborers and consultants ($302,000). Further, the Company intends to spend additional funds to move its corporate headquarters from East Peoria, Illinois to Phoenix, Arizona (estimated at $165,000) and to pay all moving expenses for two of the current directors (estimated at $15,000).

     The Company intends to continue the foregoing plan of operations until such time as it begins generating revenues or ceases operations.

---------------------------------------------------------------------
                           USE OF PROCEEDS
---------------------------------------------------------------------

     The net proceeds from the exercise of the Warrants offered hereby will be approximately $4,534,586 if the 50% of the Warrants are exercised and $9,089,172 if the maximum number of Warrants are exercised. The Company will not receive any proceeds from the sale of the Warrants or sale of the Shares.

     The Company intends to utilize the proceeds from the exercise of the Warrants for working capital.

     Until required for working capital, the net proceeds may be invested temporarily in short-term obligations such as certificates of deposit issued by banks and short term government obligations. The Company reserves the right to amend the use of proceeds, by vote of a majority of the Board of Directors.

     It is anticipated that the exercise of 3,720,000 Warrants will be sufficient to fund operations for a period of at least twelve (12) months. It is, however, impossible to predict what additional expenses may be since the costs of operations associated with development stage companies frequently involve unanticipated expenditures. If the Company should be unable to meet currently unanticipated expenses, the Company expects that it will have cash requirements for working capital which will have to be met through bank indebtedness or through the private or public sale of the Company's debt or equity securities. There can be no assurance that the Company would be able to obtain such financing or that such financing, if available, would be on terms and conditions acceptable to the Company. If the Company were unable to obtain needed funds, it could be forced to curtail or cease its activities. See "Risk Factors - Need for Additional Financing."

---------------------------------------------------------------------
                           DIVIDEND POLICY
---------------------------------------------------------------------

     The Company has never paid a cash dividend on its Common Stock and does not expect to pay a cash dividend in the foreseeable future, but intends to devote all funds to the operations of its business. See "Risk Factors - No Dividends Anticipated."

---------------------------------------------------------------------
                              GLOSSARY
---------------------------------------------------------------------

Acid Mine Drainage       Acidic run-off water from mine waste dumps
                         and mill tailings ponds containing sulfide minerals. Also refers to ground water pumped to surface from mines.

Active                   Mining and milling of ore.

Adit An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

Alteration               Any physical or chemical change in a rock or
                         mineral subsequent to its formation. Milder and more localized than metamorphism.

Anticline                An arch or fold in layers of rock shaped
                         like the crest of a wave.

Assay A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Backfill Waste material used to fill the void created by mining an orebody.

Ball Mill                A steel cylinder filled with steel balls
                         into which crushed ore is fed. The ball mill is rotated, causing the balls to cascade and grind the ore.

Basement Rocks           The underlying or older rock mass.  Often
                         refers to rocks of Precambrian age which may be covered by younger rocks.

Base Metal               Any non-precious metal (e.g. copper, lead,
                         zinc, nickel, etc.).

Bedding                  The arrangement of sedimentary rocks in
                         layers.

Block Caving             An inexpensive method of mining in which
                         large blocks of ore are undercut, causing the ore to break or cave under its own weight.

Breccia                  A rock in which angular fragments are
                         surrounded by a mass of fine-grained
                         minerals.
Bulk Mining              Any large-scale, mechanized method of mining
                         involving many thousands of tons of ore
                         being brought to surface per day.

Cathode A rectangular plate of metal, produced by electrolytic refining, which is melted into commercial shapes such as wirebars, billets, ingots, etc.

Chalcocite               A sulfide mineral of copper common in the
                         zone of secondary enrichment.

Channel Sample           A sample composed of pieces of vein or
                         mineral deposit that have been cut out a small trench or channel, usually about ten cm wide and two cm deep.

Chute An opening, usually constructed of timber and equipped with a gate, through which ore is drawn from a stope into mine cars.

Complex Ore              An ore containing a number of minerals of
                         economic value. The term often implies that there are metallurgical difficulties in liberating and separating the valuable metals.

Cone Crusher             A machine which crushes ore between a
                         gyrating cone or crushing head and an
                         inverted, truncated cone known as a bowl.

Concentrate              A fine, powdery product of the milling
                         process containing a high percentage of
                         valuable metal.

Conglomerate             A sedimentary rock consisting of rounded,
                         water-worn pebble or boulders cemented into a solid mass.

Contact A geological term used to describe the line or plane along which two different rock formations meet.

Core The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

Crosscut A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other orebody.

Cut-and-fill             A method of stopping in which ore is removed
                         in slices, or lifts, and then the excavation is filled with rock or other waste material
                         (backfill), before the subsequent slice is extracted.

Cyanidation              A method of extracting exposed gold or
                         silver grains from crushed or ground ore by dissolving it in a weak cyanide solution.
                         May be carried out in tanks inside a mill or in heaps of ore out of doors.

Decline An underground passageway connecting one or more levels in a mine, providing adequate traction for heavy, self-propelled equipment. Such underground openings are often driven in an upward or downward spiral, much the same as a spiral staircase.

Development              Work carried out for the purpose of opening
                         up a mineral deposit and making the actual ore extraction possible.

Development Drilling     Drilling to establish accurate estimates of
                         mineral reserves.

Diamond Drill            A rotary type of rock drill that cuts a core
                         of rock that is recovered in long
                         cylindrical sections, two centimeters or more in diameter.

Dilution (mining)        Rock that is, by necessity, removed along
                         with the ore in the mining process,
                         subsequently lowering the grade of the ore.

Dip The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.

Disseminated Ore         Ore carrying small particles of valuable
                         minerals spread more or less uniformly
                         through the hose rock.

Dore Unparted gold and silver poured into molds when molten to form buttons or bars.
                         Further refining is necessary to separate the gold and silver.

Drift                    A horizontal underground opening that
                         follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

Drill-Indicated Reserves The size and quality of a potential orebody as suggested by widely spaced drill holes;
                         more work is required before reserves can be classified as probable or proven.

Due Diligence            The degree of care and caution required
                         before making a decision; loosely, a
                         financial and technical investigation to determine whether an investment is sound.

Electrolytic Refining    The process of purifying metal ingots that
                         are suspended as anodes in an electrolytic bath, alternated with refined sheets of the same metal which act as starters or cathodes.

Environmental Impact
     Study               A written report, compiled prior to a
                         production decision, that examines the
                         effects proposed mining activities will have on the natural surroundings.

Epithermal Deposit       A mineral deposit consisting of veins and
                         replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

Exploration              Work involved in searching for ore, usually
                         by drilling or driving a drift.

Face The end of a drift, crosscut or stope in which work is taking place.

Fissure An extensive crack, break or fracture in rocks.

Float Pieces of rock that have been broken off and moved from their original location by natural forces such as frost or glacial action.

Flotation                A milling process in which valuable mineral
                         particles are induced to become attached to bubbles and float, and others sink.

Footwall The rock on the underside of a vein or ore structure.

Fracture A break in the rock, the opening of which allows mineral bearing solutions to enter. A "cross-fracture" is a minor break extending at more-or-less right angles to the direction of the principal fractures.

Free Milling             Ores of gold or silver from which the
                         precious metals can be recovered by
                         concentrating methods without resort to
                         pressure leaching or other chemical
                         treatment.

Galena Lead sulfide, the most common ore mineral of lead.

Gossan The rust-colored capping or staining of a mineral deposit, generally formed by the oxidation or alteration of iron sulfides.

Grab Sample              A sample from a rock outcrop that is assayed
                         to determine if valuable elements are
                         contained in the rock. A grab sample is not intended to be representative of the deposit, and usually the best-looking material is selected.

Grade                    The average assay of a ton of ore,
                         reflecting metal content.

Hangingwall              The rock on the upper side of a vein or ore
                         deposit.

Head Grade               The average grade of ore fed into a mill.

Heap Leaching            A process involving the percolation of a
                         cyanide solution through crushed ore heaped on an impervious pad or base to dissolve minerals or metals out of the ore.

High Grade               Rich ore.  As a verb, it refers to selective
                         mining of the best ore in a deposit.

Host Rock                The rock surrounding an ore deposit.

Hydrometallurgy          The treatment of ore by wet processes (e.g.,
                         leaching) resulting in the solution of a metal and its subsequent recovery.

Intrusive                A body of igneous rock formed by the
                         consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Lagging Planks or small timbers placed between steel ribs along the roof of a stope or drift to prevent rocks from falling, rather than to support the main weight of the overlying rocks.

Lens Generally used to describe a body of ore that is thick in the middle and tapers towards the ends.
Level The horizontal openings on a working horizon in a mine; it is customary to work mines from a shaft, establishing levels at regular intervals, generally about 50 meters or more apart.

Limestone                A bedded, sedimentary deposit consisting
                         chiefly of calcium carbonate.

Lode                     A mineral deposit in solid rock.

Metamorphic Rocks        Rocks which have undergone a change in
                         texture or composition as the result of heat and/or pressure.

Mill A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to affect recovery of the pure metal.

Milling Ore              Ore that contains sufficient valuable
                         mineral to be treated by the milling
                         process.

Mineable Reserves        Ore reserves that are known to be
                         extractable using a given mining plan.

Mineral A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

Mineralized Material
     or Deposit          A mineralized body which has been delineated
                         by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

Muck                     Ore or rock that has been broken by
                         blasting.

Native Metal             A metal occurring in nature in pure form,
                         uncombined with other elements.

Net Profit Interest      A portion of the profit remaining after all
                         charges, including taxes and bookkeeping charges (such as depreciation) have been deducted.

Net Smelter Return       A share of the net revenues generated from
                         the sale of metal produced by a mine.

Open Pit A mine that is entirely on surface. Also referred to as open-cut or open-cast mine.

Ore Material that can be mined and processed at a positive cash flow.

Ore Pass                 Vertical or inclined passage for the
                         downward transfer of ore connecting a level with the hoisting shaft or a lower level.

Ore body A natural concentration of valuable material that can be extracted and sold at a profit.

Ore Reserves             The calculated tonnage and grade of
                         mineralization which can be extracted
                         profitably; classified as possible, probable and proven according to the level of confidence that can be placed in the data.

Oreshott The portion, or length, of a vein or other structure, that carries sufficient valuable mineral to be extracted profitably.

Oxidation                A chemical reaction caused by exposure to
                         oxygen that results in a change in the
                         chemical composition of a mineral.

Participating Interest   A company's interest in a mine, which
                         entitles it to a certain percentage of
                         profits in return for putting up an equal percentage of the capital cost of the project.

Patent The ultimate stage of holding a mineral claim in the United States, after which no more assessment work is necessary because all mineral rights have been earned.

Patented Mining Claim    A parcel of land originally located on
                         federal lands as an unpatented mining claim under the General Mining Law, the title of which has been conveyed from the federal government to a private party pursuant to the patenting requirements of the General
                         Mining Law.

Pillar A block of solid ore or other rock left in place to structurally support the shaft, walls or roof of a mine.

Porphyry Any igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-grained groundness.

Precambrian Shield       The oldest, most stable regions of the
                         Earth's crust, the largest of which is the Canadian Shield.

Prospect A mining property, the value of which has not been determined by exploration.

Proven and Probable
     Mineral Reserves    Reserves that reflect estimates of the
                         quantities and grades of mineralized
                         material at a mine which the Company
                         believes could be recovered and sold at
                         prices in excess of the cash cost of
                         production. The estimates are based largely on current costs and on projected prices and demand for such mineralized material.
                         Mineral reserves are stated separately for each such mine, based upon factors relevant to each mine. Proven and probable mineral reserves are based on calculations of reserves provided by the operator of a property that have been reviewed but not independently confirmed by the Company.
                         Changes in reserves represent general
                         indicators of the results of efforts to
                         develop additional reserves as existing
                         reserves are depleted through production.

                         Grades of ore fed to process may be
                         different from stated reserve grades because of variation in grades in areas mined from time to time, mining dilution and other factors. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations.

Probable Reserves        Resources for which tonnage and grade and/or
                         quality are computed primarily from
                         information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced.
                         The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.


Proven Reserves          Resources for which tonnage is computed from
                         dimensions revealed in outcrops, trenches, workings or drill holes and for which the grade and/or quality is computed from the results of detailed sampling. The sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established. The computed tonnage and grade are judged to be accurate, within limits which are stated, and no such limit is judged to be different from the computed tonnage or grade by more than 20 percent.

Raise A vertical or inclined underground working that has been excavated from the bottom upward.

Rake The trend of an orebody along the direction of its strike.

Reclamation              The restoration of a site after mining or
                         exploration activity is completed.

Recovery The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

Replacement Ore          Ore formed by a process during which certain
                         minerals have passed into solution and have been carried away, while valuable minerals from the solution have been deposited in the place of those removed.

Reserves That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "Ore" when dealing with metalliferous minerals.

Resources                The calculated amount of material in a
                         mineral deposit, based on limited drill
                         information.

Rib Samples              Ore taken from rib pillars in a mine to
                         determine metal content.

Rockbolting              The act of supporting openings in rock with
                         steel bolts anchored in holes drilled
                         especially for this purpose.

Rockburst                A violent release of energy resulting in the
                         sudden failure of walls or pillars in a
                         mine, caused by the weight or pressure of the surrounding rocks.

Rock Mechanics           The study of the mechanical properties of
                         rocks, which includes stress conditions
                         around mine openings and the ability of
                         rocks and underground structures to
                         withstand these stresses.

Room-and-Pillar Mining   A method of mining flat-lying ore deposits
                         in which the mined-out area, or rooms, are separated by pillars of approximately the same size.

Rotary Drill             A machine that drills holes by rotating a
                         rigid, tubular string of drill rods to which is attached a bit. Commonly used for drilling large-diameter blastholes in open pit mines.

Royalty An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

Run-of-Mine              A loose term used to describe ore of average
                         grade.

Sample                   A small portion of rock or a mineral
                         deposit, taken so that the metal content can be determined by assaying.

Secondary Enrichment     Enrichment of a vein or mineral deposit by
                         minerals that have been taken into solution from one part of the vein or adjacent rocks and redeposited in another.

Shaft A vertical or steeply inclined excavation for the purpose of opening and servicing a mine. It is usually equipped with a hoist at the top which lowers and raises a conveyance for handling personnel and materials.

Shear or Shearing        The deformation of rocks by lateral movement
                         along unnumberable parallel planes,
                         generally resulting from pressure and
                         producing such metamorphic structures as cleavage and schistosity.

Shrinkage Stopping       A stopping method which uses part of the
                         broken ore as a working platform and as
                         support for the walls of the stope.

Siderite Iron carbonate, which when pure, contains 48.2% iron; must be roasted to drive off carbon dioxide before it can be used in a blast furnace. (Roasted product is called sinter.)

Skarn Name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolomite formation.

Solvent Extraction-Electrowinning
     G(SX/EW) A metallurgical technique, so far applied only to copper ores, in which metal is dissolved from the rock by organic solvents and recovered from solution by electrolysis.

Sphalerite               A zinc sulfide mineral; the most common ore
                         mineral of zinc.

Step-out Drilling        Holes drilled to intersect a mineralization
                         horizon or structure along strike or down dip.

Stockpile                Broken ore heaped on surface, pending
                         treatment or shipment.

Stope Underground excavation from which ore has been extracted either above or below mine level.

Stratigraphy             Strictly, the description of bedded rock
                         sequences; used loosely, the sequence of bedded rocks in a particular area.

Strike The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Stringer A narrow vein or irregular filament of a mineral or minerals traversing a rock mass.

Stripping Ratio          The ratio of tons removed as waste relative
                         to the number of tons or ore removed from an open pit mine.

Sublevel A level or working horizon in a mine between main working levels.

Sulfide                  A compound of sulfur and some other element.

Tailings Material rejected from a mill after more of the recoverable valuable minerals have been extracted.

Tailings Pond            A low-lying depression used to confine
                         tailings, the prime function of which is to allow enough time for heavy metals to settle out or for cyanide to be destroyed before water is discharged into the local watershed.

Trend The direction, in the horizontal plane, or a linear geological feature (for example, an ore zone), measured from true north.

Troy Ounce               Unit of weight measurement used for all
                         precious metals.  The familiar 16-ounce
                         avoirdupois pound equals 14.583 Troy Ounces.


Unpatented Mining Claim  A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

Vein A mineralized zone having a more or less regular development in length, width and depth which clearly separates it from neighboring rock.

Volcanogenic             A term used to describe the volcanic origin
                         of mineralization.

Vug A small cavity in a rock, frequently lined with well-formed crystals. Amethyst commonly forms in these cavities.

Wall Rocks               Rock units on either side of an orebody.
                         The hanging-wall and footwall rocks of an orebody.

Waste                    Barren rock in a mine, or mineralized
                         material that is too low in grade to be
                         mined and milled at a profit.

Winze                    An internal shaft.

Zone of Oxidation        The upper portion of an ore body that has
                         been oxidized.

---------------------------------------------------------------------
                            BUSINESS
---------------------------------------------------------------------
General

     MAXAM Gold Corporation (the "Company") was formed on August 7, 1974, as a natural resource company. The Company was originally named State Cycle. Since that time the following name changes have occurred:

Universal AMC, Inc.           February 19, 1975
Caption Industries, Inc.      November 15, 1993
Madonna Mining Co., Inc.      February 7, 1984
Maxam International Corp.     June 12, 1985
Maxam Gold Corporation        December 26, 1995

The business of the Company is the acquisition, exploration, and if warranted, development of mineral properties and the production of minerals therefrom.

Property Location, Description and Access.

     The Company owns 456 unpatented mining claims contained on approximately 72,960 acres. The claims are located in La Paz, Maricopa and Yuma counties, Arizona. The unpatented mining claims are possessory only and are held by right of location. Management believes that all of its unpatented claims are properly staked and recorded, and that it has the right to possession of them and the right to remove minerals therefrom. Unpatented mining claims require an annual payment of $100 to the Bureau of Land Management (the "BLM"), to date all payments to the BLM have been made. The claims have been properly recorded at the BLM, and with the various county recorders, in compliance with federal and state filing requirements.

     A general description of the properties is as follows:

               # of 160
Property Name  Acre Claims    Location

Peoria Seven     4            Maricopa County
                              7 miles south of
                              Gila Bend, AZ

Peoria South     6            8 miles south of
                              Gila Bend, AZ

Gila Claims     25            East of Peoria
                              Seven

SRF Claims      48            East of Gila Claims

Uranco Claims   24            South and southeast
                              of Peoria Seven

Vekol Valley   212            20 miles east and
                              10 miles south of
                              Gila Bend

Copper Valley   26            Approximately 55 miles
                              northeast of Gila Bend

Copper Wash     48            Approximately 55 miles
                              northeast of Gila Bend

Coyote Peak     63            Approximately 10 miles
                              southeast of I-10, Exit 53


Peoria Seven Properties.

     The Peoria Seven properties ("Peoria Seven Properties") consists of four claims of 160 acres each and are located in Maricopa County, Arizona. Management believes the Peoria Seven Properties are ready to commence mining, milling and leaching ore on a five acre track, which is exempt from the BLM. The ore can be leached in a closed loop leaching system without the need of a permit.

     The tails are being analyzed to determine if they are inert. If inert the Department of Environmental Quality will issue an opinion allowing the Company to return the tails to the pit whence they came. Should the tails be active the Company will leach on a pilot scale basis and stock pile the ore while a full scale permit is processed. The time frame to apply for and have a permit issued is approximately six months.

Peoria South Properties

     The Peoria South properties ("Peoria South Properties") consist of six claims containing 640 acres which are located immediately south of the Peoria Seven Properties. The Peoria South Properties have been partially drilled and assays indicate approximately 330,000 ounces of possible gold on 100 acres at 30 feet in depth. Additional drilling has been conducted but assay results have not been completed as of this date.

     In connection with the Peoria South Properties, the Company has applied for a Small Miners 5 Acre exemption. This exemption will allow the Company to commence pilot scale operations on five (5) acres while a permit is processed to allow mining on a larger area.

     A portion of the property has been drilled. The drill site contained commercial grade gold ore. Therefore management staked this group of claims.

Copper Valley

     The property to the west and south has been drilled and sampled. The drill site contains commercial grade gold ore.

Coyote Peak

     The Company will assay samples drilled from 60 holes to 100 feet. If an ore body is found the Company will seek a joint venture partner or financing for an operating budget.

Drilling Reports

     Hewlett Mineral Management of Ridgecrest, California, a
consulting firm, reports the following reserves from drilling and assay of drill samples:
                                   Grade
Name                Tons           oz/ton    Troy oz

Peoria Seven        73,337,443     0.050     3,822,427 Proven
Approximately                      and probable
  460 acres

Peoria South         6,666,666     0.053     353,333 Proven
100 acres

Coyote Peak         26,400,000     0.055     1,452,000 Possible
100 acres
___________

History.

     There is no known recovery of precious metals from the Company's claims. There are some abandoned mines in the mountains nearby to all the claim blocks owned by the Company.

Geology.

     The sites lie within the Basin and Range province of Southwest Arizona and are accessible by all weather ranch roads. Each site is in the flat lying, gently sloping and relatively uncut area between and a long the adjacent mountains.

     The sites are covered (or filled) by basin fill that is recent to Pleistocene in age. The source areas for the basin fill are the surrounding ranges of hills and mountains. The basin fill is composed of unconsolidated gravel, sand, silt, clays, and possibly some glacial till and debris. The silt and clays are water deposited although there is evidence that some of the silty sand may be air-borne and deposited. The gravel may or may not be water worn-usually the top or upper layers of coarser material are angular indicating that this material has not travelled far from its in-situ location.

Possible Future Acquisitions.

     Management may enter into new mining ventures with joint venturers, partners or other third parties. Such arrangements may be multi-party ventures to which the Company will contribute stock, cash and/or mineral interests. In such arrangements, the Company's participation in revenues and profits, if any, will be reduced. At this time, the Company has no agreement or understanding with any third parties for the formation of a joint mining operation.

     In determining the suitability of any property as a prospective acquisition, factors to be considered by the Company will include, but not be limited to, the following: (a) whether the asking price is competitive and permits possible appreciation in value; (b) condition of title; (c) whether the geological features of the property indicate the probable likelihood of gold mineralization of a commercial grade that is of sufficient quantity to justify further exploration and development; (d) time and expenses which will be involved in the exploration and development of the property; and, (e) procedure for exploration and development (individually or joint venture).

     Management, together with such professional advisors which the Company deems appropriate, will investigate prospective properties through on-site examination, reviewing available geologic reports or publications relating to the property, and a general field reconnaissance to secure preliminary information regarding characteristics of the property. If, from such preliminary reviews, management deems it advisable to further investigate the property, the Company may determine the condition of title and ownership by using abstractors or title companies, and may obtain a preliminary feasibility study by one or more geologists, mining engineers, or accountants. If, after the foregoing preliminary investigation, management determines that the property does not meet the Company's acquisition criteria, efforts to acquire the property would be abandoned, in which case costs incurred in conducting the investigation would not be recoverable. In the event the property is abandoned, the Company intends to reallocate the unexpended proceeds for the acquisition and/or exploration of other prospects. At the present time, the Company has no plans to acquire additional claims.

Exploration.

     The Company expects to concentrate its main exploration efforts during 1997-98 in the Peoria Seven Properties and the Peoria South Properties, by developing existing ore bodies through geophysics then by reverse circulation drilling.

Government Regulation and Environmental Controls.

     The Company is committed to complying and, to its knowledge, is in compliance with all governmental and environmental regulations. The Company's activities are subject to extensive federal, state and local laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. The Company cannot predict the extent to which future legislation and regulation could cause additional expense, capital expenditures, restrictions and delays in the development of the Company's properties, including those with respect to unpatented mining claims.

     As used in this SB-2 Registration Statement, the term "unpatented mining claim" refers to a mining claim on federal lands which has not been converted into full fee ownership in the name of a private person or entity. The process of converting ownership was established under the United States General Mining Law of 1872, as amended, (the "General Mining Law"), and requires that the U.S. Government transfer ownership of the underlying property (held to that point in the public trust) to the private person or entity by granting fee simple and conveying full private ownership of the subject mineral property, including mineral rights, surface, subsurface and appurtenant rights, subject to any vested and accrued water rights. The act of granting full fee ownership is accomplished by a duly endorsed instrument referred to as a "patent." Until such time as a mining claim on federal land may be "patented," the claim is deemed as "unpatented mining claim" and ownership is held in the public trust by the U.S. government subject to existing federal mining laws and other applicable statutory or regulatory provisions as may be implemented by the federal bureaucracy.

     In 1992, the United States Congress passed a number of amendments to the General Mining Law which governs mining claims and related activities on federal lands. A holding fee of $100 and a filing assessment of $35 per claim was imposed upon unpatented mining claims located on federal lands. Since 1992, a variety of legislation has been proposed to further amend the General Mining Law. The proposed legislation would, among other things, impose royalties and add requirements affecting reclamation, environmental controls, and restoration. Although such legislative proposals are not currently in effect, the likelihood or extent of subsequent enactments is not presently known and the potential impact on the Company as a result of future congressional action cannot be predicted.

     The Company's activities are not only subject to extensive federal, state and local regulations controlling the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of the Company's properties, the extend of which cannot be predicted. Also, as discussed above, permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. While it is possible that the costs and delays associated with the compliance of such laws, regulations, and permits could become such that the Company would not proceed with the development or operation of a mine, the Company is not presently aware of any material environmental constraint affecting its properties that would preclude the economic development or operation of any specific property.

     Mining and processing operations and exploration activities are subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws mandate, among other things, the maintenance of air and water quality standards, and the preservation of certain archeological sites. These laws also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.

     Compliance with statutory environmental quality requirements may necessitate significant capital outlays; materially affect the earning power of the Company; or may cause material changes in the Company's intended activities. No assurance can be given that environmental standards imposed by either federal or state governments will not be changed or become more stringent, thereby possibly materially adversely affecting the proposed activities of the Company.

Competition and Markets.

     Many of the Company competitors have greater financial resources and more extensive operating histories that the Company. There is no assurance the Company will be able to begin exploration work which result in the discovery of commercially producible quantities of gold or other precious metals. In addition, there is no assurance that the Company's property interests can be economically maintained.

     The exploration and development of mineral properties, and the marketing of minerals, are affected by a number of facts which are beyond the Company's control. These factors include fluctuations in the market price of gold and precious minerals, availability of adequate transportation, marketing of competitive minerals, prices of fuels and fluctuating supply and demand for minerals.

Subsidiary Corporation.

     The Company owns approximately 96% of the issued and outstanding shares of Common Stock of Peoria Seven Mining, LLC, ("PSM") an
Arizona Limited Liability Corporation.

Offices.

     The Company's headquarters and executive offices are located at 528 Fon du Lac Drive, East Peoria, Illinois 61611 and the telephone number is (309) 699-8725. The office space is leased from Dale L. Runyon, the Company's Chairman of the Board of Directors and Chief Executive Officer, on a month-to-month basis, pursuant to a written lease. The monthly rental payments are $1,200 payable in advance on the first day of each month, for a total annual lease payment of $14,400.

     The Company has signed a lease agreement for office space in Scottsdale, Arizona at 15500 Greenway-Way Loop, Scottsdale, Arizona 85260. The office space is leased from Hewson/Breckner Airpark, LLC. pursuant to a written lease agreement to commence on December 1, 1997 and continue for sixty months thereafter. The monthly rental payments are $12,039 payable in advance on the first day of each
month to commence on December 1, 1997 for a total of $723,340.   The
Company anticipates occupying the foregoing premises on or about
December 1, 1997.

     Peoria Seven leases an office in Gila Bend, Arizona at 402
Papago, Gila Bend, Arizona 85337.  The monthly rental is $350.00.

Employees.

     In addition to the retention of its Officers, the Company currently employs two full-time employees and no part-time employees. The Company's wholly owned subsidiary corporation, Peoria Seven, in addition to its officers and directors, employees five full-time
employees and no part-time employees.   The Company anticipates
adding additional employees as needed in the future.


---------------------------------------------------------------------
                              MANAGEMENT
---------------------------------------------------------------------

     The following table sets forth the name, age and position of each Officer and Director of the Company:
                              Position
Name                     Age  Since     Position

Dale L. Runyon           70   1987      Chairman of the Board of
                                        Directors and Chief Executive
                                        Officer

Alan Hubbard             60   1995      President, Treasurer, Chief
                                        Financial Officer and a
                                        member of the Board of
                                        Directors

Michael Runyon-Davis     46   1995      Vice President of Operations,
                                        Secretary and a member of the
                                        Board of Directors

     The authorized number of directors of the Company is presently fixed at ten. Each director serves for a term of one year that expires at the following annual shareholders' meeting. Each Officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer, other than as disclosed herein.

Officers and Directors of the Company:

Dale L. Runyon - Chairman of the Board of Directors and Chief
Executive Officer.

     Mr. Runyon is a founder of the Company. Since 1987, he has been the Company's Chairman of the Board of Directors and Chief Executive Officer. Since March 1995, Mr. Runyon has been Secretary/Treasurer, Chief Financial Officer and a member of the Board of Directors of Turtleback Mountain Gold, Inc. Turtleback Mountain Gold is involved in the business of mining. Since 1978, Mr. Runyon has been a business consultant in the mining industry. As a consultant, he assists companies with economic analysis of potential mining properties and, in general, supervises "turnkey projects" from start to finish. Since 1986, Mr. Runyon has been the Chairman of the Board and Chief Executive Officer of Phoenix International Mining, Inc., a Nevada corporation. Mr. Runyon received a B.A. from Knox College and is a retired Colonel in the United States Army. Mr. Runyon is the father-in-law of Michael Runyon-Davis.

Alan Hubbard - President, Treasurer, Chief Financial Officer and a member of the Board of Directors of the Company.

     Since August 1995, Mr. Hubbard has been the President, Treasurer, Chief Financial Officer and a member of to the Board of Directors of the Company. Since November 19, 1996, Mr. Hubbard has been the President and a member of the Board of Directors of Turtleback Mountain Gold Co., Inc. Since May 1988, Mr. Hubbard has been the President and Chief Executive of Al Hubbard Associates, Inc., a Texas corporation. Since August 1996, Mr. Hubbard has been the President and a member of the Board of Directors of Phoenix International Mining, Inc., a Nevada corporation. Phoenix International Mining, Inc. is a natural resource company. Mr. Hubbard received a B.A. from Bradley University.

Michael Runyon-Davis - Vice President of Operations, Secretary and a member of the Board of Directors

     Since December 1995, Mr. Runyon-Davis has been the Vice
President of Operations and a member of the Board of Directors of the Company, and during September 1997, Mr. Runyon-Davis became the
Secretary. Since January 1996, Mr. Runyon-Davis has been the assistant manager of Peoria Seven Mining, LLC. From June 1993 to
July 1996, Mr. Runyon-Davis did business as Lone Mountain

Enterprises, Lone Mountain provided mining related contract services to mining companies. From September 1990 to June 1993, Mr. Runyon-Davis was a senior Army Instructor, at Rider High School, JROTC program, Wichita Falls, Texas. Mr. Runyon-Davis is the son-in-law of Dale Runyon.

Indemnification

     The Company's Bylaws provide that the Company's directors and officers will be indemnified to the fullest extent permitted by the Utah Corporation Code, however, such indemnification shall not apply to acts of intentional misconduct; a knowing violation of law; or, any transaction where an officer or director personally received a benefit in money, property, or services to which to the director was not legally entitled.

     The Company has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

---------------------------------------------------------------------
                        CERTAIN TRANSACTIONS
---------------------------------------------------------------------

     Certain of the directors and/or officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development and, consequently, there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by such directors and officers involving the Company, as the case may be, will be made in accordance with their duties and obligation to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers are required to declare and refrain from voting on any matter in which such directors and officers may have a conflict of interest.

     The Company has engaged in transactions with its officers, directors and principal shareholders, including the issuance of the initial shares of the Company. Such transactions may be considered as not having occurred at arm's length. The Company may be engaged in transactions with management and others involving conflicts of interest, including conflicts on salaries and other payments to such parties, as well as business opportunities which may arise. In this regard, the directors of the Company are involved in other companies and may have conflicts of interest in allocating time between the Company and other entities to which they are affiliated.

Relationships and Transactions Pertaining to the Company.

     On September 23, 1987, Phoenix International Mining, S.A. (a Panamanian corporation) purchased 20,000,000 shares of the outstanding common stock of Maxam International Corporation which constituted 80% of the issued and outstanding common shares of the Company in exchange for four mining claims. On October 2, 1987, Phoenix International Mining, S.A. transferred approximately 53.2% of these outstanding shares to related entities of Phoenix International
Mining, S.A.   These mining properties have been recorded on the
books of the Company at the allocated cost basis of $9,520 as originally recorded by Phoenix International Mining, S.A.

     At the annual meeting of shareholders on July 14, 1993 approval was granted for the acquisition of twelve 160 acre mining claims in Southwest Arizona for 1,500,000 shares of the Company's Common Stock. Six of the claims were owned by a Company shareholder while the President (decease) and Chairman of the Board of the Company each owned one claim. The remaining four claims were owned by a corporation in which the Chairman of the Board of the Company was a Director. In addition, the sellers of the mining claims are to receive 5% of the net profit before taxes realized by the Company from the minerals mined and sold on a consolidated pro rata basis. The 1,500,000 shares were subsequently issued in 1995 at the allocated cost basis of $4,800.

     At the annual meeting of shareholders held on July 14, 1993, it was approved that the officers and directors of the Company be compensated for past services (October 1987 thru December 31, 1992) in the amount of $150,000 and reimbursement of expenses of $17,991. In lieu of cash they were to receive 3,359,820 shares of the Company's common stock. Subsequently in 1994 these shares were issued.

     On August 31, 1993, the Company entered into an Agreement with Quilotosa Wash, a Trust located in Peoria, Illinois, whereby the Company assigned to Quilotosa Wash eight of the above mentioned mining claims. Quilotosa Wash agreed to seek adequate financing to mine and process one thousand tons of ore per day from the mining claims. Quilotosa Wash will receive ten percent of the net profits from the operation as a management fee. In addition, Quilotosa Wash is authorized to pay a total of five percent of the net profits before taxes earned by the Company from the operation to the three former sellers of the mining properties. In the event Quilotosa Wash does not obtain adequate financing by July 1, 1994, the Company has the right to buy back the eight mining claims for ten dollars and other good and valuable consideration. On July 1, 1994, the Agreement was extended to November 1, 1994 and on October 24, 1994 was extended to June 30, 1996. Subsequently, on February 6, 1996, the Agreement was again extended to June 30, 1997.

     On August 31, 1993, the Company entered into an Agreement with Red Raven III, a Trust located in St. Louis, Missouri, whereby the Company assigned to Red Raven III the remaining four mining claims. The terms of this Agreement were substantially the same as those made with Quilotosa Wash. On July 1, 1994, the Agreement was extended to January 1, 1995 and on December 28, 1994 was extended to June 30, 1996. Subsequently on February 13, 1996, the Agreement was against extended to June 30, 1997.

     In April 1994, the Company entered into an option agreement with The Hanover Group Inc. ("Hanover") and received $87,000 for a six month option for Hanover to test and develop the above mining claims and the eight claims held by Quilotosa Wash through October 31, 1994. On August 30, 1994, the Agreement was extended to April 30, 1995 and on March 30, 1995, was extended to April 30, 1996 for consideration of a promissory note payable to the Company in the amount of $11,600 at an annual interest rate of 8%. The note has not been recorded as an asset of the Company since the agreement was not extended after April 30, 1996 and no collections have been received to dated.

     On May 2, 1994, the Company entered into three agreements to acquire six month options to test and develop mining claims from the following related entities in which the Company's Chairman has financial interests:

     25 claims from Gila Mining, LLC.   $ 17,500

     68 claims from Sigma Refining Company
       On behalf of:

          48 claims from RFS Mining LLC   33,600

          20 claims from Uranco - Marston
             Mining LLC                   14,000
                                        --------
                                        $ 65,100
                                        ========

     On August 30, 1994, the Company received an advance from Hanover of $11,600 for the purpose of paying maintenance fees to the Bureau of Land Management for the mining claims under option to Hanover.
The Company subsequently repaid the $11,600 to Hanover. As additional consideration the Company has agreed that in the event Hanover does not exercise its option on the mining claims that the Company will repay the $87,000 option income to Hanover. The $87,000 will be paid out from any production income the Company may receive from any mining claims it owns. In the event there is no production income the $87,000 will not be repaid.

     On October 25, 1994, the Company exercised its rights under the option agreements to purchase the above claims by granting irrevocable ownership pre-rated interests of all pre-tax net profits realized by the Company from the sale of all metals extracted from the claims as follows:

     .00833 to Gila Mining LLC
     .016 to RFS Mining LLC
     .00734 to Uranco-Marston Mining LLC


     Current notes receivable from related parties are as follows:

     Turtleback Mountain Gold Co., Inc. $  5,900
     Interest rate of 12% per annum
       Payable on demand

     RFS Mining LLC                     $ 13,990
     Interest rate of 12% per annum
       Payable on demand

     Phoenix International Mining, Inc. $ 11,920
     Interest rate of 12% per annum
       Payable on demand

     At the annual meeting of shareholders held on March 13, 1995, it was approved that the officers and directors of the Company be compensated for past services of 1993 and 1994 in the amount of $170,000 and reimbursement of expenses and loans of $9,495. In lieu of cash they received 2,454,319 shares of the Company's common stock.

     Other notes payable are due to the following related parties:

                                             1996      1995

Individual shareholders and members          $ 285,000 $  5,000

Entities in which the Chairman
 and Chief Executive Officer of
 the Company are also an officer/director           -    25,200

Phoenix International Mining, Inc.                  -    24,000

Chairman and Chief Executive
 Officer of the Company                             -     5,600

Due to the Estate of the former
 President of the Company who
 repaid demand note payable to
 Hanover Group, Inc. on behalf
 of the Company in March 1995                       -    11,600
                                             --------- --------
                                             $ 285,000 $ 71,400
                                             ========= ========

All notes are due within one year with interest at 12% and 18%.

     On December 11, 1995, the Company agreed to acquire $2,400,000 in International Precious Metals Corporation (IPM) convertible debentures from Phoenix International Mining, Inc., a Nevada corporation, for 9,600,000 shares of the Company's common stock. The convertible debentures had been previously issued to Phoenix International Mining, Inc. by IPM under the terms of a renegotiated Joint Venture Agreement between the two entities. These debentures are convertible into common shares on NASDAQ for the 20 trading days prior the debenture's due date of $5.00 per share, subject to the approval of all regulatory authorities. The debentures are comprised of four amounts of $500,000 with due dates in 1996 of January 1, April 1, July 1 and October 1, and one $400,000 with a due date of January 1, 1997. Each debenture accrues interest beginning on its due date at the prime rate of Bank One in Phoenix, Arizona, plus 2%. In the event that IPM is not able to obtain regulatory approval to effect the conversion of the debentures by September 1, 1996, the debentures become payable on demand.

     At the Annual Meeting of Shareholders on March 8, 1996, the adoption of a non-qualified incentive stock option plan was approved. Subsequently, at the Board of Directors meeting on March 14, 1997, the 1996 Nonqualifying Stock Option Plan was accepted with Directors and Officers to be offered 2,400,000 shares at an option price of $0.32 per share. The remaining 2,600,000 shares will carry an option price of $1.00 per share and distribution will be determined by the compensation committee for 1997. To date no options have been issued.

     At a Special Board of Directors meeting held on April 2, 1996, it was agreed to sell the January 1, 1996 ($500,000) and April 1, 1996 ($500,000) debentures to David Hannon et al of Lindfield,
Australia for $750,000.   No decision was made regarding the July 1,
1996 debenture. The October 1, 1996, debenture was pledged as collateral for interim financing loans on behalf of Peoria Seven Mining LLC.

     On July 1, 1996, the Company signed an office lease with the Chairman and Chief Executive Officer of the Company for monthly rental payments of $1,200 on a month-to-month basis.

     The Company agreed to pay Phoenix International Mining, Inc. $2,400 per annum for calendar years 1995 and 1994 for rent and services. In prior years, the Company utilized the address of Phoenix International Mining, Inc. at no charge to the Company.

     On November 15, 1996, Red Raven III sold the four mining claims to Turtleback Mountain Gold Co., Inc. ("Turtleback") in exchange for 80,000,000 shares of Turtleback common stock, plus 80,000,000 "A" Warrants and 80,000,000 "B" Warrants. The Warrants are exercisable at $0.01 and $0.02 per warrant, respectively, for five years. Subsequently, Red Raven III distributed 76,000,000 of the shares as well as the A and B Warrants to the Company. The 76,000,000 common shares and Warrants of Turtleback are valued at the original costs of the mining claims sold in the amount of $1,600. The Chairman and Chief Executive Officer of the Company is also the Secretary/Treasurer, Chief Financial Officer and a member of the Board of Directors of Turtleback.

     Due to the financial condition of IPM, limited marketability of the debentures and the uncertainty of the approval from the regulatory authorities no valuation was assigned to the remaining $1,400,000 Convertible Debentures as of December 31, 1995. However, during 1996 the debenture due July 1, 1996 and October 1, 1996 or $500,000 were collected in full including accrued interest income. Subsequently, the $400,000 debenture due January 1, 1997 was collected in full with accrued interest.

     In March and May 1997, the Company acquired an additional 351 mining claims bringing the total holdings of the Company to 456 claims. Included in the additional claims are 63 which were acquired from Uranco Mining LLC, a related entity in which one of the principal interest holders is also the Chairman and the Chief
Executive Officer of the Company.

     Further, the Company has entered an agreement to provide Uranco Mining LLC with 630,000 shares of the Company's Common Stock and warrants at $1.50 per share to be exercised within five years with a maximum of 10,000,000 warrants. The number of warrants will be determined as one warrant for each 10 ounces of proven and/or probable gold, or gold equivalent from surface to 100 feet in drilling depth. In addition, there will be a 1% royalty on net smelter returns from all production from the 63 claims.

     During the quarter ended June 30, 1997, the Company borrowed $350,000 from Phoenix International Mining, Inc., pursuant to a line of credit in which the Company may borrow up to $2,000,000 from May 9, 1997, payable on demand with interest at 12% per year, the full amount of interest and principle outstanding due not later than five years from the date of the agreement.



---------------------------------------------------------------------
                       MANAGEMENT REMUNERATION
---------------------------------------------------------------------

Summary Compensation.

     The following table sets forth compensation information for each officer and/or director during each of the last three fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

                           SUMMARY COMPENSATION TABLE
                                                       Long-Term
                                                       Compensation
Name and       Annual Compensation      Restricted     ------------
Principal      -----------------------  Stock          Options   All Other
Position       Year Salary    Bonus     Award          Granted   Compensation
Dale Runyon    1995     -0-   -0-       1,607,386      700,000       -0-
 CEO, Vice                                125,000
  President &
   Chairman

William
 Marston [1]   1995     -0-   -0-         707,695          -0-       -0-
  President &                             125,000
   Director

Billie J.
 Allred [2]    1995     -0-   -0-         139,238          -0-       -0-
  Secretary &
   Director

Alan
 Hubbard [3]   1995     -0-   -0-             -0-      100,000       -0-
  Director

Michael Runyon-
 Davis [4]     1995     -0-   -0-             -0-      100,000       -0-
  Director

Dale Runyon    1996 $60,000   -0-             -0-      700,000   $81,000 [5]
 CEO &
  Chairman

Alan
 Hubbard       1996 $60,000   -0-             -0-      350,000   $20,000 [6]
  President &
   Director

Michael Runyon-
 Davis         1996 $30,000   -0-              -0-     175,000       -0-
  Director

Dale Runyon    1997 $90,000   -0-              -0-         -0-       -0-
 CEO &
  Chairman

Alan
 Hubbard       1997 $90,000   -0-              -0-         -0-       -0-
  President &
   Director

Michael Runyon-
 Davis [7]     1997 $45,000   -0-              -0-         -0-       -0-
  Secretary &
   Director

[1]  Mr. Marston died in July 1995.
[2]  Mr. Allred resigned in November 1995.
[3]  Mr. Hubbard was appoint to the Board of Directors in August
     1995.
[4] Mr. Runyon-Davis was appointed to the Board of Directors in December 1995.
[5]  Mr. Runyon was paid as a consultant until June 1996.
[6]  Mr. Hubbard was paid as a consultant until June 1996.
[7]  Mr. Runyon-Davis was appointed Secretary on September 1997.

     These amounts were approved by the Board in recognition of the work and efforts. Further, the Board recognized the significant role of these three individuals in managing the Company's principal office in East Peoria, Illinois and in raising funds for the Company's exploration and development activities. Finally, the Board of Directors took into account the reasonableness of these salaries in comparison with Executive salaries within the mining region. On the basis of the above factors, the Board determined that these salaries were proper and fitting. No other officers received a salary during Fiscal 1996 nor during 1997.

     The Board believes that executive compensation during Fiscal
1996 substantially reflects the Company's compensation policy.

Option Grants Table.

     The following table sets forth information concerning stock options granted to the Named Officers in 1995:

                OPTION GRANTS IN FISCAL 1995 and 1996

                                Percentage of
                                Options Granted
               Number of Shares to Employees
               Underlying       During        Exercise Price Expiration
Name           Options Grant    Fiscal Year   Per Share      Date
Dale Runyon    1,400,000        65.8%         $0.32          March 14, 2007

Alan Hubbard     450,000        21.2%         $0.32          March 14, 2007

Michael
  Runyon-Davis   275,000        12.9%         $0.32          March 14, 2007
Named Executive

Officers       2,125,000       99.9%

     Aggregated Option Exercises. No options were exercised by the Named Officers during 1995, 1996 and first three quarters of 1997. The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of September 30, 1997. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of September 30, 1997. The dollar values in columns (a) and (c) are calculated by determining the difference between the fair market value of the underlying stock and the exercise price or base price of the options at exercise or through the third quarter of 1997, respectively. The stock's fair market value on August 15, 1997 was $0.86 per share. Even if there were, it is possible they might never be exercised. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance and value of the Common Stock and overall stock market conditions. There can be no assurance that projected gains and values would be realized.

                    FISCAL YEAR-END OPTION VALUES

               (a)            (b)            (c)           (d)
               Number of Shares Subject      Value of in-the-money
               To Unexercised Options        Options at Fiscal
               at Fiscal Year-End            Year End [1]
Name           Exercisable    Unexercisable  Exercisable    Unexercisable

Dale Runyon    1,400,000      -0-            $756,000       $ -0-
Alan Hubbard     450,000      -0-            $243,000       $ -0-
Michael
  Runyon-Davis   275,000      -0-            $ 148,500      $ -0-

[1] Based on estimated fair market value of $0.86 per share on December 31 1996.

1996 Nonqualifying Stock Option Plan.

     In March 1996, the Board of Directors adopted the 1996
Nonqualifying Stock Option Plan (the "Plan"). The Plan provides for the award of stock options to the Company's key employees. The total number of shares of Common Stock that may be issued under the Plan will not exceed 5,000,000.

     The Plan is administered by the Board of Directors, which has the authority, subject to the terms of the Plan, to determined the persons to whom options or rights may be granted, the exercise price and number of shares subject to each option or right, the character of the grant, the time or times at which all or a portion of each option or right may be exercised and certain other provisions of each option or right. The Board of Directors may also delegate authority to administer the Plan to a committee of the Board of Directors or to a senior officer of the Company, or both.

Long-Term Incentive Plan Awards.

     The Company does not have any formalized long-term incentive plan (excluding restricted stock, stock option and SAR plans) that provides compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the Company or an affiliate, the Company's stock price, or any other measure other than the 1996 Non-Qualified Incentive Stock Option Plan.

Compensation of Directors.

     Directors receive no compensation for services as a result of being a member of the Board of Directors. There are no contractual arrangements with any member of the Board of Directors.

---------------------------------------------------------------------
                        PRINCIPAL SHAREHOLDERS
---------------------------------------------------------------------

Security Ownership of Certain Beneficial Owners and Management.

     The following table sets forth as of June 30, 1997, the beneficial ownership of Common Stock with respect to: (1) All persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock (the "Principal Shareholders"); (2) Each director and director nominee of the Company; (3) Each Named Executive Officer (as that term is defined in the section entitled "Executive Compensation," below) who is listed in the "Summary Compensation Table," below; and, (4) All directors and executive officers as a group. At July 7, 1997, the number of shares of common stock of the Company issued and outstanding was 45,545,863.

                                                  Percent
Common Stock Beneficially Owned    No. of Shares  of Class
1.   Shareholders
Phoenix International Mining       18,790,090      41.26%
528 Fon du Lac Drive
East Peoria, Illinois 61611

2.   Directors

Alan Hubbard                         100,000        0.22%
528 Fon du Lac Drive
East Peoria, Illinois 61611

Dale Runyon                        4,806,101       10.55%
528 Fon du Lac Drive
East Peoria, Illinois 61611

Michael Runyon-Davis               1,129,487        2.48%
528 Fon du Lac Drive
East Peoria, Illinois 61611

3.   Named Executive Officers (Excluding
     Any Director Named Above)
     n/a

4.   All Directors and Executive Officers
     as a Group (3 Persons)        6,035,588      13.25%

     All shares are owned beneficially and of record, unless otherwise noted.

---------------------------------------------------------------------
                    DESCRIPTION OF THE SECURITIES
---------------------------------------------------------------------

     The Company is presently authorized to issue up to 100,000,000 shares of its $0.00001 par value Common Stock. Presently 45,545,863 shares are issued and outstanding and 9,109,172 additional shares will be issued if the maximum number of Warrants are exercised at $1.00 per Warrant. The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders.

Rights of Common Stock Shareholders

     Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding Common Stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. See "Capitalization" and "Risk Factors - Cumulative Voting, Preemptive Rights and Control."

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

     There are no outstanding options, warrants or rights to purchase shares of the Company's Common Stock, other than as disclosed herein in this Prospectus.

Shares Eligible for Future Sale

     Upon completion of this offering the Company will have outstanding 50,100,449 shares of Common Stock if 50% of the Warrants are exercised and 54,655,035 shares of Common Stock if the maximum number of Warrants are exercised. The 9,109,172 shares, issued pursuant to the exercise of the Warrants will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"). Of the remaining 45,545,863 shares 11,720,300 are freely tradeable without restriction and 33,825,563 are "restricted" securities as defined in Rule 144 of the Act. See "Plan of Distribution."

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock.

Dividends

     Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Description of Redeemable Warrants

     The Redeemable Warrants will be issued under warrant certificates (the "Warrant Certificate") to be dated as of the date of this Prospectus, between the Company and Interwest Transfer Company, as Warrant Agent (the "Warrant Agent"). A copy of the Redeemable Warrant Certificate is filed as an exhibit to the registration statement and also may be examined at the office of the Company or of the Warrant Agent. The following summary of certain provisions of the Warrant Certificate does not purport to be complete and is qualified in its entirety by reference to the Warrant Certificates.

     Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $1.00 per share, until March 13, 1999. The Redeemable Warrants are callable by the Company upon thirty (30) days written notice. At the time a Redeemable Warrant is exercised, the exercise price for the Redeemable Warrant shall be paid in full. Prior to expiration, the Redeemable Warrants may be exchanged, transferred or exercised by the registered Warrant Holder by presenting the Redeemable Warrants to the Warrant Agent. See "Risk Factors - Redeemable Warrants."

     The Redeemable Warrants do not confer on the holders thereof any voting or other rights of a stockholder of the Company.

     The Company will have authorized and reserved for sale the stock purchasable upon exercise of the Redeemable Warrants. When delivered, such shares of stock shall be fully paid and non-assessable.

     The Exercise Price and the number of shares issuable upon exercise of the Redeemable Warrants are subject to adjustment upon the occurrence of certain events, including the issuance of any Common Stock as a dividend or any stock split or reverse split as a dividend. Adjustments in the number of shares issuable or in the Exercise Price or both shall also be made in the event of any merger or other reorganization.

     The Warrant Certificates will provide that the Company and the Warrant Agent may, without the consent of the holders of the Redeemable Warrants, make changes in the Warrant Certificates which do not adversely effect, alter or change the rights, privileges or immunities of the registered holders of the Redeemable Warrants.

     The Company may pay a solicitation fee of 10% of the exercise price of the Warrants to any NASD registered representative who, if after one year from the effective date of the registration statement the Warrants are called, causes the exercise thereof prior to the expiration as set forth in the Warrant Agreement, subject however, to the provisions of the NASD Notice to Members 81-38 (September 22,
1981). NASD Notice to Member 81-38 provides that an NASD registered representative may not receive compensation as a result of any of the following transactions: (1) the exercise of Redeemable Warrants where the market price of the underlying security is lower than the exercise price; (2) the exercise of Redeemable Warrants held in any discretionary account (3) the exercise of Redeemable Warrants where disclosure of compensation arrangements has not been made in documents provided to customers both as part of the original offering and at the time of exercise; and, (4) the exercise of Redeemable Warrants in unsolicited transactions.

     Unless granted an exemption from Rule 10b-6 of the Securities and Exchange Act of 1934, the Selling Agent and any soliciting broker/dealers will be prohibited from engaging in any market making activities with regards to the Company's securities for the period from nine (9) business days prior to any solicitation of the exercise of any Warrants until the later of the termination of the solicitation activity or the termination (by waiver or otherwise) of any right that the Selling Agent and soliciting broker/dealers may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Selling Agent and soliciting broker/dealers may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

Transfer Agent

     The Company's Transfer Agent is:

          Interwest Tranfer Company
          P. O. Box 17136
          Salt Lake City, Utah   84117

     The Company's common shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "MXAM." The prices listed below were obtained from the National Quotation Bureau, Inc., and are the highest and lowest bids reported during each fiscal quarter for the period December 31, 1995, through June 30, 1997. The Company's Common Stock did not begin to trade until the third quarter of 1996. These bid prices are over-the-counter market quotations based on interdealer bid prices, without markup, markdown, or commission and may not necessarily represent actual transactions:

Fiscal Quarter Ended     High Bid ($)   Low Bid ($)
--------------------     ------------   -----------
June 30, 1997            $ 1.0625       $ 0.625
March 31, 1997           $ 1.6875       $ 0.017

December 31, 1996        $ 0.16         $ 0.11
September 30, 1996       $ 0.17         $ 0.15
June 30, 1996            $ 0.00         $ 0.00
March 31, 1996           $ 0.00         $ 0.00

December 31, 1995        $ 0.00         $ 0.00
September 30, 1995       $ 0.00         $ 0.00
June 30, 1995            $ 0.00         $ 0.00
March 31, 1995           $ 0.00         $ 0.00

     On October 7, 1997, the average of the high bid and low ask quotation for the Company's common shares as quoted on the OTC
Bulletin Board operated by the National Association of Securities
Dealers was $0.86.

     The approximate number of holders of common stock of record on October 7, 1997, was 365.

     There is no market for the Warrants and none is expected to develop. See "Risk Factors - No Market for the Warrants."

---------------------------------------------------------------------
                         PLAN OF DISTRIBUTION
---------------------------------------------------------------------

     The Warrants will be distributed to shareholders of record as of March 13, 1997, on the basis of one (1) Warrant for every five (5) shares owned. Fractional warrants will not be issued. In the event a shareholder does not own a number of shares evenly divisible by five
(5) the Company will round down.

     The distribution of the Warrants and/or Common Stock offered by the Company may be effected by one or more transactions that may take place in the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     All proceeds from the exercise of the Warrants will be immediately available for use by the Company. The Company will not receive any proceeds from the sale of the Warrants or the sale of the Common Stock.

SEC 15(g) of the Securities Exchange Act of 1934.

     The Company's shares of Common Stock are covered by Section 15g of the Securities Exchange Act of 1934, as amended, that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

---------------------------------------------------------------------
                              LITIGATION
---------------------------------------------------------------------

     The Officers and Directors of the Company certify that to the best of their knowledge, neither the Company nor any of its Officers and Directors are parties to any legal proceeding or litigation. Further, the Officers and Directors know of no threatened or contemplated legal proceedings or litigation. None of the Officers and Directors have been convicted of a felony or none have been convicted of any criminal offense, felony and misdemeanor relating to securities or performance in corporate office. To the best of the knowledge of the Officers and Directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at the present time.

---------------------------------------------------------------------
                            LEGAL MATTERS
---------------------------------------------------------------------

     Legal matters in connection with the Warrants and underlying Common Stock of the Company to be issued in connection with the offering will be passed upon for the Company by Conrad C. Lysiak, Attorney and Counselor at Law, West 601 First Avenue, Suite 503, Spokane, Washington 99204.

---------------------------------------------------------------------
                               EXPERTS
---------------------------------------------------------------------

     The financial statements of the Company appearing in this Prospectus and the Registration Statement have been examined by the accounting firm of Morgenstern & Alexander, Certified Public Accountants, 300 Broadway, Fourth Floor, New York, New York 10013, as indicated in its report contained herein. Such financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.


---------------------------------------------------------------------
                        ADDITIONAL INFORMATION
---------------------------------------------------------------------

     The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington D.C. 20549, a registration statement under the Act, as amended with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the registration statement, exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, exhibits and schedules, copies of which may be obtained from the Commission's principals officers in Washington, D.C., upon payment of the fees prescribed by the Commission.

                       MORGENSTERN & ALEXANDER
                     CERTIFIED PUBLIC ACCOUNTANTS
                       350 Broadway, 4th Floor
                   New York, New York   10013-3911
                         TEL: (212) 925-9490
                         FAX: (212) 226-9134


                     INDEPENDENT AUDITOR'S REPORT


To the Shareholders and
Board of Directors
Maxam Gold Corporation

We have audited the accompanying consolidated balance sheets of Maxam Gold Corporation and subsidiary as of December 31, 1996 and December 31, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxam Gold Corporation and subsidiary as of December 31, 1996 and December 31, 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                              /s/ Morgenstern & Alexander

                              Morgenstern & Alexander
                              Certified Public Accountants


May 20, 1997

       53       MAXAM GOLD CORPORATION AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS
                             DECEMBER 31,
                                ASSETS

                              June 30, 1997
                              (Consolidated)      1996
                              (Unaudited)         (Consolidated)      1995
Current Assets:
  Cash                        $  230,025          $  454,406          $     141
  Marketable security:
    Trading security carried
     at fair value                  -                400,000            750,000
  Notes receivable                66,690              83,610               -
  Prepaid expenses and
   miscellaneous receivables      12,689               4,778               -
                              ----------          ----------          ---------
     Total Current Assets        309,404             942,794            750,141
                              ----------          ----------          ---------
Fixed Assets:
  Office equipment                10,140               8,563               -
  Machinery & equipment        1,074,465             688,728               -
  Transportation equipment        64,869              17,047               -
                              ----------          ----------          ---------
                               1,149,474             714,338               -
  Less accumulated depreciation  129,888              60,189               -
                              ----------          ----------          ---------
     Net Fixed Assets          1,019,586             654,149               -
                              ----------          ----------          ---------
Other Assets:
  Note receivable, less
   current portion                 6,983              11,581               -
  Mining properties               77,820              77,820             79,420
  Investment in affiliate          1,600               1,600               -
  Other                              225                 255               -
                              ----------          ----------          ---------
                                  86,628              91,256             79,420
                              ----------          ----------          ---------
     Total Assets             $1,415,618          $1,688,199          $ 829,561
                              ==========          ==========          =========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Note payable to bank        $   58,885          $   28,381          $    -
  Other notes payable            585,000             285,000             71,400
  Obligation under capital lease 116,746             220,518               -
  Accounts payable and
   accrued expenses              272,607              65,322             45,508
  Due to officers
    and shareholders              55,170              31,115             83,224
                              ----------          ----------          ---------
     Total Liabilities         1,088,408             630,336            200,132
                              ----------          ----------          ---------
Shareholders' Equity:
  Common stock, par value $.00001,
   authorized 100,000,000 shares, issued
   and outstanding 45,545,863 shares as
   of December 31, 1996 and 45,336,963
   as of December 31, 1995           455                 455                453
  Paid in capital              2,629,144           2,629,144          1,179,146
  Retained earnings (Deficit) (2,302,389)         (1,571,736)          (550,170)
                              ----------          ----------          ---------
     Total Shareholders' Equity  327,210           1,057,863            629,429
     Total Liabilities and    ----------          ----------          ---------
      Shareholders' Equity    $1,415,618          $1,688,199          $ 829,561
                              ==========          ==========          =========

           See notes to consolidated financial statements.

In order to transmit these documents to the SEC via EDGAR, Maxam Gold Corporation and Subsidiary, Consolidated Statements of Income, has been formatted to fit across two pages. This is page 1 of 2.

                MAXAM GOLD CORPORATION AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE YEARS ENDED DECEMBER 31,

                         For The Six    For The Six
                         Months Ended   Months Ended
                         June 30, 1997  June 30, 1996
                         (Consolidated) (Consolidated) 1996
                         (Unaudited)    (Unaudited)    (Consolidated)
Revenues:
  Mining Options                -0-            -0-             -0-
  Interest income            11,014            -0-          21,398
                         ----------     ----------     -----------
                             11,014            -0-          21,398
                         ----------     ----------     -----------

Expenses:
  Mining Expenses           297,050        331,864         541,578
  General and
   administrative           174,980        121,356         237,875
  Officers' compensation    150,000            -0-         150,000
  Depreciation and
   amortization              69,729         12,090          60,234
  Interest expense           51,348         12,535          55,627
                         ----------     ----------     -----------
                            743,107        477,845       1,045,314
                         ----------     ----------     -----------
Loss before minority
 interest                  (732,093)      (477,845)     (1,023,916)

  Minority interest
   in loss of consolidated
   subsidiary                 1,440          1,600           2,350
                         ----------     ----------     -----------
Net Loss                 $ (730,653)    $ (476,245)    $(1,021,566)
                         ==========     ==========     ===========

Net Loss per
  common share           $     (.02)    $    (.01)     $      (.02)
                         ==========     =========      ===========











                                 F-3


In order to transmit these documents to the SEC via EDGAR, Maxam Gold
Corporation and Subsidiary, Consolidated Statements of Income, has been formatted to fit across two pages. This is page 2 of 2.









                    1995           1994

                           -0-         87,000
                           -0-            -0-
                    ----------     ----------
                           -0-         87,000
                    ----------     ----------


                        15,980         10,850

                        55,842         42,694
                        79,525        170,000

                           -0-            -0-
                         5,670          4,269
                    ----------     ----------
                       157,017        227,813
                    ----------     ----------

                           -0-            -0-



                           -0-            -0-
                    ----------     ----------
                    $ (157,017)    $ (140,813)
                    ==========     ==========


                    $     (Nil)    $     (Nil)
                    ==========     ==========









           See notes to consolidated financial statements.

                                 F-3a

                MAXAM GOLD CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
         FOR THE PERIOD JANUARY 1, 1994 TO DECEMBER 31, 1996

                                                       Retained   Total
                     # of        Par Value  Paid In    Earnings   Shareholders'
                     Shares      $.00001    Capital    (Deficit)  Equity
Balance at 12/31/93  25,000,000  $    250   $  62,270  $(252,340)  $(189,820)

Issuance of 3,449,820
common shares in exchange
for $172,491 of amounts
due to officers and
stockholders         3,449,820         35    172,456                 172,491

Issuance of 10,000 common
shares for cash         10,000                 5,000                   5,000

Issuance of 1,500,000 common
shares in exchange for
12 mining claims     1,500,000           15    4,785                   4,800

Net loss for the year ended
December 31, 1994                                        (140,813)  (140,813)
                    ----------     --------  -------    ---------  ---------

Balance at 12/31/94 29,959,820          300  244,511     (393,153)  (148,342)

Issuance of 2,454,319
common shares in exchange
for $179,495 of amounts
due to officers     2,454,319           24    179,471                179,495

Issuance of 3,322,824
common shares re: Consulting
Agreement with Timberline
Consulting Inc.     3,322,824           33      5,260                  5,293

Issuance of 9,600,000
common shares for
acquisition of
convertible
debentures         9,600,000           96    749,904                 750,000

Net loss for the year ended
12/31/95                                                 (157,017)  (157,017)
                  ----------     --------  ---------    ---------  ---------
Balance at
12/31/95          45,336,963          453  1,179,146     (550,170)   629,429












           See notes to consolidated financial statements.

                                                           Page 2 of 2
                MAXAM GOLD CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
         FOR THE PERIOD JANUARY 1, 1994 TO DECEMBER 31, 1996

                                                  Retained  Total
                    # of      Par Value Paid In   Earnings  Shareholders'
                    Shares    $.00001   Capital   (Deficit) Equity
Issuance of 200,000
common shares
for cash               200,000      2      49,998                   50,000

Issuance of 8,900
common shares re
notes payable            8,900

To record balance
of convertible
debentures re 1995
issuance of 9,600,000
common shares                           1,400,000                1,400,000

Net loss for the year ended
12/31/96                                            (1,021,566) (1,021,566)
                    --------- --------  ---------  -----------  ----------
Balance at
 12/31/96          45,545,863 $    455  $2,629,144 $(1,571,736)$ 1,057,863

Net loss for the six month
period ended June 30, 1997
(Unaudited)                                           (730,653)   (730,653)
                   ---------- --------  ---------- ----------- -----------
Balance at June 30, 1997
(Unaudited)       45,545,863  $    455  $2,629,144 $(2,302,389) $  327,210
                  ==========  ========  ========== ===========  ===========






















           See notes to consolidated financial statements.

In order to transmit these documents to the SEC via EDGAR, Maxam Gold Corporation and Subsidiary, Consolidated Statements of Cash Flows, has been formatted to fit across two pages. This is page 1 of 2.

                MAXAM GOLD CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED DECEMBER 31,

                                   For The Six    For The Six
                                   Months Ended   Months Ended
                                   June 30, 1997  June 30, 1996
                                   (Consolidated) (Consolidated) 1996
                                   (Unaudited)    (Unaudited)    (Consolidated)
Cash Flows From (Used For) Operating Activities
  Net Loss                         $(730,653)     $(476,245)     $(1,021,566)
 Adjustments to reconcile net loss to net cash
   provided by operating activities:
   Depreciation and amortization      69,729         12,090           60,234
   Consulting expense                                                   -
   Change in assets and liabilities:
   Decrease in marketable trading
    security                         400,000        312,500          350,000
   (Increase) decrease in prepaid expenses
    and miscellaneous receivables     (7,911)       (12,976)          (4,778)
   Increase in other assets             -              -                (300)
   Increase in accounts payable and
     accrued expenses                207,285         50,219           19,814
                                   ---------      ---------      -----------
    Net cash used for operating
     activities                      (61,550)      (114,412)        (596,596)
                                   ---------      ---------      -----------
Cash Flows Used For Investing Activities
  Purchase of mining options            -              -                -
  Purchase of equipment             (435,136)      (231,244)        (403,018)
                                   ---------      ---------      -----------
    Net cash used for investing
     activities                    (435,136)       (231,244)        (403,018)
                                  ---------       ---------      -----------
Cash Flows From (Used For) Financing Activities
  (Increase) decrease in notes
   receivable                        21,518           -            (101,810)
  Increase in note payable to bank   30,504           -              35,000
  Increase in other notes payable   300,000        202,000          213,600
  Principal payments under capital
   lease obligation                (103,772)          -             (90,802)
  Increase (decrease) in amount due
   to officers and stockholders      24,055        (53,700)         (52,109)
  Proceeds from issuance of
   common stock                        -              -              50,000
  Increase in paid in capital re:
   convertible debentures              -           482,137        1,400,000
                                  ---------      ---------      -----------
Net cash from financing activities  272,305        630,437        1,453,879
                                  ---------      ---------      -----------
Net increase (decrease) in cash    (224,381)       284,781          454,265
Cash at beginning of year           454,406            141              141
                                  ---------      ---------      -----------
Cash at end of year               $ 230,025      $ 284,922      $   454,406
                                  =========      =========      ===========
Supplemental Disclosure of Cash Flow Information
 Interest paid                    $  51,348      $   12,535     $    55,627
                                  =========      ==========          ===========


           See notes to consolidated financial statements.

                                 F-6

In order to transmit these documents to the SEC via EDGAR, Maxam Gold
Corporation and Subsidiary, Consolidated Statements of Cash Flows, has been formatted to fit across two pages. This is page 2 of 2.






               1995           1994
               $ (157,017)    $ (140,813)


                     -              -
                    5,293           -

                     -              -


                     -             1,000
                     -              -
                   34,384          1,300
               ----------     ----------

                 (117,340)      (138,513)
               ----------    ----------

                     -           (65,100)
                     -              -
               ----------     ----------

                     -           (65,100)
               ----------     ----------


                     -              -
                     -              -
                   36,800         19,100

                     -              -

                   80,554        178,695

                     -             5,000


                     -              -
               ----------     ----------
                  117,354        202,795
               ----------     ----------
                       14           (818)
                      127            945
               ----------     ----------
               $      141     $      127
               ==========     ==========

               $    5,670     $    4,269
               ==========     ==========




           See notes to consolidated financial statements.

                                 F-6a
       60                                              Page 2 of 2.
                MAXAM GOLD CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED DECEMBER 31,

              Supplemental Schedule of Noncash Investing
                 And Financing Activities (Continued)

1994
----
(a)  Issuance of 3,359,820 common shares
     in exchange for $167,991 due to officers for past services and reimbursement of expenses of amounts due to officers and stockholders which had been accrued as of December 31, 1993
(b) Issuance in 1994 of 30,000 common shares in lieu of cash for accrued consulting fees of $1,500 and 60,000 common shares issued in 1994 for cash received in 1993 of $3,000.
(c)  Issuance of 1,500,000 common shares in
     exchange for 12 mining claims.

1995
----
(d) Issuance of 2,454,319 common shares
    in exchange for $179,495 of amounts due
    to stockholders which had been accrued as of December 31, 1994
(e) Issuance of 3,322,824 common shares re:
    Consulting Agreement with Timberline
    Consulting Inc.
(f) Issuance of 9,600,000 common shares for acquisition of convertible debentures.

1996
----
(g) In 1996, four of the Company's claims were sold in exchange for 76,000,000 common shares and warrants of an affiliated Company valued at the original cost of the mining claims of $1,600.
(h) In 1996, the Company entered into a lease purchase agreement for used mining equipment with a down payment of $100,000 and remaining principal payments of $311,320.
(i) In 1996, the long term note receivable due from an individual and the note payable to the bank were both decreased by $6,619 due to the payments made to the bank on behalf of the Company by the individual.









           See notes to consolidated financial statements.

                 MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company was incorporated in the State of Utah as State Cycle on August 7, 1974. Since that time, the following amendments have been made to the Articles of Incorporation:

     February 19, 1975 - name was changed to Universal AMC, Inc.

     November 15, 1983 - name changed to Caption Industries, Inc. and authorized capitalization changed from 150,000 common shares of $1.00 par value to 50,000,000 common shares of $.001 par value.

     February 7,1984 - name was changed to Madonna Mining Co., Ltd and authorized capitalization changed from 50,000,000 common shares of $.001 par value to 100,000,000 common shares of $.00001 par value.

     June 12, 1985 - name changed to Maxam International Corporation.

     December 26, 1995 - name changed to Maxam Gold Corporation.

The Company and its majority-owned subsidiary Peoria Seven Mining, LLC (Peoria) (Note 2) is engaged in the business of mining and refining of gold, other precious and non-precious metals. On October 2, 1987 shareholders donated mining claims to the Company (Note 3(a)). The Company had been inactive since 1985.

BASIS OF CONSOLIDATION

The financial statements for 1996 have been consolidated and include the accounts of the Company and its majority-owned subsidiary which was organized in May 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                 MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Mining Properties

Consist of mining claims located in Arizona which were donated to the Company by shareholders and other related parties (Note 3(a)) or obtained through the issuance of the Company's common stock to related parties (Note 3(b)). The mining properties have been recorded at the allocated cost basis as originally recorded by the related parties.

Mining options, which were exercised on October 25, 1994, have been recorded at the cost basis at which they were acquired from related entities (Note 3(c)).

All other mining costs have been expensed as incurred.

Fixed Assets

Fixed assets are carried at cost. Costs of major additions, replacements and betterments are capitalized and maintenance and repairs which do not extend the life of the respective assets are expensed as incurred. Depreciation is computed by the straight-line method over the estimated useful lives of the assets which range from five to ten years.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Income Taxes

The Company has net operating loss carryforwards for federal income tax purposes of approximately $1,500,000 which are available to offset future taxable income and will expire if not used in the period 2006-2011.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future removal and site restoration costs. The Company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures. Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against earnings as incurred or capitalized and depreciated depending on their future economic benefits.

                 MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996



NOTE 2 - ORGANIZATION OF SUBSIDIARY

In May, 1996 Peoria Seven Mining, LLC, (Peoria) a limited liability Company, was organized under the laws of the State of Arizona. Under the Articles of Organization Maxam Gold Corporation (Maxam) is a member with 5,750,000 shares out of a total of 6,250,000 shares with the manager of Peoria also being the Chairman and Chief Executive Officer of Maxam. Maxam assigned mining rights on four claims that it owns and authorized the loaning of funds at an interest rate of 10% to Peoria in consideration for the 5,750,000 shares. The remaining 500,000 shares were offered through units in which 1 unit was offered for $5,050 of which $5,000 was for a twelve month loan at 12% and $50 was to purchase 5,000 shares in Peoria. As of December 31, 1996 proceeds of $237,350 had been collected of which $2,350 was for 235,000 shares. As of December 31, 1996 Maxam owned 96.07% of Peoria.

NOTE 3 - RELATED PARTY TRANSACTIONS

(a) On September 23, 1987, Phoenix International Mining, S.A. (A Panamanian Corporation) purchased 20,000,000 shares of the outstanding common stock of Maxam International Corporation which constituted 80% of the issued and outstanding common shares of the Company in exchange for four mining claims. On October 2, 1987 Phoenix International Mining, S.A. transferred approximately 53.2% of these outstanding shares to related entities of Phoenix International Mining, S.A. These mining properties have been recorded on the books of the Company at the allocated cost basis of $9,520 as originally recorded by Phoenix International Mining, S.A.

(b) At the annual meeting of shareholders on July 14, 1993 approval was granted for the acquisition of twelve 160 acre mining claims in Southwest Arizona for 1,500,000 shares of the Company's common stock. Six of the claims were owned by a Corporate shareholder while the President (deceased) and Chairman of the Board of the Company each owned one claim. The remaining four claims were owned by a Corporation in which the Chairman of the Board of the Company was a Director. In addition, the Sellers of the mining claims are to receive 5% of the net profit before taxes realized by the Company from the minerals mined and sold on a consolidated pro rata basis. The 1,500,000 shares were subsequently issued in 1995 at the allocated cost basis of $4,800.

                 MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996



NOTE 3 - RELATED PARTY TRANSACTIONS (CONTINUED)

On August 31, 1993 the Company entered into an Agreement with Quilotosa Wash, a Trust located in Peoria, Illinois, whereby the Company assigned to Quilotosa Wash eight of the above mentioned mining claims. Quilotosa Wash agreed to seek adequate financing to mine and process one thousand tons of ore per day from the mining claims. Quilotosa Wash will receive ten percent of the net profits from the operation as a management fee. In addition, Quilotosa Wash is authorized to pay a total of five percent of the net profits before taxes earned by the Company from the operation to the three former sellers of the mining properties. In the event Quilotosa Wash does not obtain adequate financing by July 1, 1994, the Company has the right to buy back the eight mining claims for ten dollars and other good and valuable consideration. On July 1, 1994 the Agreement was extended to November 1, 1994 and on October 24, 1994 was extended to June 30, 1996. Subsequently, on February 6, 1996 the Agreement was again extended to June 30, 1997.

On August 31, 1993 the Company entered into an Agreement with Red Raven III, a Trust located in St. Louis, Missouri, whereby the Company assigned to Red Raven III the remaining four mining claims. The terms of this Agreement were substantially the same as those made with Quilotosa Wash. On July 1, 1994 the Agreement was extended to January 1, 1995 and on December 28, 1994 was extended to June 30, 1996. Subsequently, on February 13, 1996 the Agreement was again extended to June 30, 1997.

On November 15, 1996 Red Raven III sold the four mining claims to Turtleback Mountain Gold Co., Inc. (Turtleback) in exchange for 80,000,000 shares of Turtleback common stock plus 80,000.000 "A" warrants and 80,000,000 "B" warrants. The warrants are exercisable at $ .01 and $.02 per warrant, respectively, for five years. Subsequently, Red Raven III distributed 76,000,000 of the shares as well as the A and B warrants to the Company. The 76,000,000 common shares and warrants of Turtleback are valued at the original cost of the mining claims sold in the amount of $1,600. The Chairman and Chief Executive officer of the Company is also the Secretary/Treasurer, Chief Financial officer and a member of the Board of Directors of Turtleback.

                 MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996


NOTE 3 - RELATED PARTY TRANSACTIONS (CONTINUED)

(c) On May 2, 1994 the Company entered into three agreements to acquire six month options to test and develop mining claims from the following related entities in which the Company's Chairman has financial interests:


       25 claims from Gila Mining LLC        $ 17,500

       68 claims from Sigma Refining Company
       in behalf of:
           48 claims from RFS Mining LLC       33,600

           20 Claims from Uranco - Marston
              Mining LLC                       14,000
                                             --------
                                             $ 65,100
                                             ========

On October 25, 1994 the Company exercised its rights under the option agreements to purchase the above claims by granting irrevocable ownership pro-rated interests of all pre-tax net profits realized by the Company from the sale of all metals extracted from the claims as follows:

     .00833 to Gila Mining LLC

     .016   to RFS Mining LLC

     .00734 to Uranco-Marston Mining LLC


In April 1994, the Company entered into an option agreement with The Hanover Group, Inc. (Hanover) and received $87,000 for a six month option for Hanover to test and develop the above mining claims and the 8 claims held by Quilotosa Wash (Note 3(b)) through October 31, 1994. On August 30, 1994 the agreement was extended to April 30, 1995 and on March 30, 1995, was extended to April 30, 1996 for consideration of a promissory note payable to the Company in the amount of $11,600 at an annual interest rate of 8%. The note has not been recorded as an asset of the Company since the agreement was not extended after April 30, 1996 and no collections have been received to date.

                 MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996



NOTE 3 - RELATED PARTY TRANSACTIONS (CONTINUED)

On August 30, 1994 Maxam received an advance from Hanover of $11,600 for the purpose of paying maintenance fees to the Bureau of Land Management for the mining claims under option to Hanover. The Company subsequently repaid the $11,600 to Hanover. As additional consideration the Company has agreed that in the event Hanover does not exercise its option on the mining claims that the Company will repay the $87,000 option income to Hanover. The $87,000 will be paid out from any production income the Company may receive from any mining claims it owns. In the event there is no production income the $87,000 will not be repaid.

(d) Included in current notes receivable are the following notes receivable from related parties:

   Turtleback Mountain Gold Co., Inc.   $ 5,900
   Interest rate of 12% per annum
    payable on demand

   RFS Mining LLC                       $13,990
   Interest rate of 12% per annum
    payable on demand

   Phoenix International Mining, Inc.   $11,920
   Interest rate of 18% per annum
    payable on demand


(e) (1) At the annual meeting of shareholders held on March 13, 1995 it was approved that the officers and directors of the Company be compensated for past services of 1993 and 1994 in the amount of $170,000 and reimbursement of expenses and loans of $9,495. In lieu of cash they received 2,454,319 shares of the Company's Common stock.

    (2) At the annual meeting of shareholders held on July 14, 1993 it was approved that the officers and directors of the Company be compensated for past services (October 1987 thru December 31, 1992) in the amount of $150,000 and reimbursement of expenses of $17,991. In lieu of cash they were to receive 3,359,820 shares of the Company's common stock. Subsequently in 1994 these shares were issued.

       67        MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996

NOTE 3 - RELATED PARTY TRANSACTIONS (CONTINUED)

(f) Other notes payable are due to the following related parties:

                                        1996      1995
(a) Individual shareholders and members $285,000  $ 5,000
(b) Entities in which the Chairman
    and Chief Executive Officer of the
    Company is also an officer/director     -      25,200
(c) Phoenix International Mining, Inc.      -      24,000
(d) Chairman and Chief Executive
    Officer of the Company                  -       5,600
(e) Due to the Estate of the former
    President of the Company who repaid
    demand note payable to Hanover Group,
    Inc. on behalf of the Company in
    March 1995.                             -      11,600
                                        --------  -------
                                        $285,000  $71,400
                                        ========  =======

All notes are due within one year with interest at 12% and 18%.

(g) On July 1, 1996 the Company signed an office lease with the Chairman and Chief Executive Officer of the Company for monthly rental payments of $1,200 on a month-to-month basis.

The Company agreed to pay Phoenix International Mining, Inc. $2,400 per annum for calendar years 1995 and 1994 for rent and services. In prior years, the Company utilized the home address of Phoenix International Mining, Inc. at no charge to the Company.

(h) On December 11, 1995 the Company agreed to acquire $2,400,000 in International Precious Metals Corporation (IPM) convertible debentures from Phoenix International Mining, Inc. for 9,600,000 shares of the Company's common stock. The convertible debentures had been previously issued to Phoenix International Mining, Inc. by IPM under the terms of a renegotiated Joint Venture Agreement between the two entities. These debentures are convertible into common shares at the lesser of the average bid price of the IPM's shares on NASDAQ for the 20 trading days prior to the debenture's due date or $5.00 per share, subject to the approval of all regulatory authorities. The debentures are comprised of four amounts of $500,000 with due dates in 1996 of January 1, April 1, July 1 and October 1, and one $400,000 with a due date of January 1, 1997. Each debenture accrues interest beginning on its due date at the prime rate of Bank One in Phoenix, Arizona, plus 2%. In the event that IPM is not able to obtain regulatory approval to effect the conversion of the debentures by September 1, 1996, the debentures become payable on demand.

       68        MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996

NOTE 3 - RELATED PARTY TRANSACTIONS (CONTINUED)

At a Special Board of Directors meeting held on April 2, 1996 it was agreed to sell the January 1, 1996 ($500,000) and April 1, 1996 ($500,000) debentures to David Hannon et al of Lindfield, Australia for $750,000.00. No decision was made regarding the July 1, 1996 debenture. The October 1, 1996 debenture was pledged as collateral for interim financing loans on behalf of Peoria Seven Mining LLC.

Due to the financial condition of IPM, limited marketability of the debentures and the uncertainty of the approval from the regulatory authorities no valuation was assigned to the remaining $1,400,000 Convertible Debentures as of December 31, 1995. However, during 1996 the debentures due July 1, 1996 and October 1, 1996 of $500,000 were collected in full including accrued interest income. Subsequently, the $400,00 debenture due January 1, 1997 was collected in full with accrued interest.

NOTE 4 - OBLIGATION UNDER CAPITAL LEASE

On April 24, 1996 the Company entered into a Lease Purchase Agreement with an individual to acquire used mining equipment with a down payment of $100,000 and eleven monthly payments of $33,000 and a final payment of $33,000 at which time title to the mining equipment will pass to the Company. The mining equipment was valued at $411,320.

In December 1996 the payment schedule was revised, for the six month period December 1996 through May 1997, whereby the monthly payments were decreased to $16,500 with an annualized interest charges of 20% on the unpaid balance. Starting in June 1997 the original $33,000 monthly payment will resume.

The individual with whom the Company entered into the Lease Purchase Agreement also entered into a Consulting Agreement with the Company on April 15, 1996 to perform consulting services regarding the production of gold and other precious metals. Under the terms of the Agreement he will be compensated at $1,500 per week plus reimbursed expenses and various incentives based on production.

NOTE 5 - WARRANTS

At a Board of Directors meeting held on March 14, 1997 the Board of Directors authorized the issuance of Warrants to the shareholders of the Company under the following conditions:

(1) One Warrant will be issued for each five shares of the Company's stock held as of the record date of March 13, 1997.

(2) Each Warrant entitles the holder to purchase one share of the Company's common stock for $1.00 within a period of two years from March 14, 1997.

                 MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996


NOTE 5 - WARRANTS (CONTINUED)

(3) The Company intends filing with the Securities and Exchange Commission a registration statement, registering the warrants and the underlying shares. The warrants may not be exercised unless a current registration statement is effective with the Securities and Exchange Commission. The Company may call the warrants upon 30 days written notice.

NOTE 6 - STOCK OPTION PLAN

At the shareholders annual meeting on March 8, 1996 the adoption of a non-qualified incentive stock option plan was approved. Subsequently, at the Board of Directors meeting on March 14, 1997 the 1996 Nonqualifying Stock Option Plan was accepted with Directors and Officers to be offered 2,400,000 shares at an option price of $.32 per share. The remaining 2,600,000 shares will carry an option price of $1.00 per share and distribution will be determined by the compensation committee for 1997. To date no options have been issued.

NOTE 7 - LITIGATION

The Company signed a Consulting Agreement effective February 2, 1995 with Timberline Consulting Inc.(Consultant) under which the Consultant promised to perform certain investor, brokerage, and public relations services. In consideration of those services, the Company provided certain remuneration and 1,667,000 shares of Company stock to be held in escrow by the Consultants' attorney.

In addition, exclusive of the Consulting Agreement, the Company sent 307,690 shares to the Consultant for the purpose of the Consultant raising capital from the sale of these Company shares.

The Company terminated the Consulting Agreement in October 1995 contending non-performance by the Consultant. The Company instituted litigation proceedings with a lawsuit titled Maxam Gold Corporation v. Timberline Consultants, Inc. et al in the United States District Court for the District of Colorado. In January 1997 the lawsuit was settled and dismissed under terms requiring the Consultant to return the majority of the stock it received. To date, 911,000 shares of the Company stock has been returned to the Companys' attorneys. The attorneys are still awaiting the stock power from the Consultant in transferring the shares.

                MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996



NOTE 8 - SUBSEQUENT EVENTS

In March and May, 1997 the Company acquired an additional 351 mining claims bringing the total holdings of the Company to 456 claims. Included in the additional claims are 63 which were acquired from Uranco Mining LLC, a related entity in which one of the principal interest holders is also the Chairman and the Chief Executive Officer of the Company.

The Company will provide Uranco Mining LLC with 630,000 shares of the stock of the Company and warrants at $1.50 per share to be exercised within five years with a maximum of 10,000,000 warrants. The number of warrants will be determined as one warrant for each 10 ounces of proven and/or probable gold, or gold equivalent from surface to 100 feet in drilling depth. In addition there will be a 1% royalty on net smelter returns from all production from the 63 claims.

                MAXAM GOLD CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 1997
                             (UNAUDITED)




NOTE 9 - RELATED PARTY TRANSACTIONS - OTHER NOTES PAYABLE

During the quarter ended June 30, 1997 the Company borrowed $350,000 from Phoenix International Mining, Inc. payable on demand with interest at 12% per year.

UNTIL __________, 1997, (NINETY DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

          TABLE OF CONTENTS

Prospectus Summary  .    .                MAXAM GOLD CORPORATION
Risk Factors   .    .    .
Capitalization .    .    .            9,109,172 Warrants to Purchase
Dilution  .    .    .    .           9,109,172 Shares of Common Stock
Selected Financial Data  .            and 9,109,172 Shares of Common
Management's Discussion               Stock Underlying the Warrants
  and Analysis of
  Financial Condition and
  Results of Operations  .
Use of Proceeds     .    .
Dividend Policy     .    .
Glossary      .     .    .
Business   .   .    .    .              __________________________
Management     .    .    .                      PROSPECTUS
Certain Transactions     .              __________________________
Management Remuneration  .
Principal Shareholders   .              DATED: ___________________
Description of the Securities
Plan of Distribution .   .                 MAXAM GOLD CORPORATION
Litigation     .    .    .                    528 Fon du Lac Drive
Legal Matters  .    .    .              East Peoria, Illinois   61611
Experts   .    .    .    .
Additional Information   .                     (309) 699-8725
Financial Statements     .   F-1


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information must not be relied upon as having been authorized by the Company. Neither the deliver nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy an security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, to any person to whom it is unlawful to make such offer or solicitation.

                               PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 22.  Indemnification of Directors and Officers.

     The only statutes, charter provisions, bylaws or other arrangements under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such are set forth below.

     The Utah Revised Statutes provides for indemnification where a person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in right of a corporation), by reason of fact he is or was a Director, Officer, employee or agent of a corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. Lack of good faith is not presumed from settlement or nolo contendere plea. Indemnification of expenses (including attorneys' fees) allowed in derivative actions except in the case of misconduct in performance of duty to corporation unless the Court decides indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). Determination that the person to be indemnified met applicable standards of conduct, if not made by the Court, is made by the Board of Directors by majority vote of quorum consisting of the Directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay unless it shall ultimately be determined that he is entitled to be indemnified by the corporation. The Corporation may purchase indemnity insurance. In so far as indemnification for liability arising from the Securities Act of 1933 may be permitted to Directors, Officers or persons controlling the Company, it has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 23.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses in connection with the issuance and distribution of the shares being registered. All the amounts shown are estimates, except the registration fee.

[S]                                [C]
Registration Fee - SEC   .    .    $ 2,760.36

Printing and Engraving   .    .      2,000.00

Legal Fees and Disbursements  .     10,000.00

Accounting Fees     .    .    .      2,000.00

Transfer Agent Fees .    .    .      1,000.00

Blue Sky Fees and Expenses    .      2,239.64

TOTAL     .    .    .    .    .    $20,000.00

ITEM 24.  Recent Sales of Unregistered Securities.

     The following table set forth information as to recent sales of the Registrant's Common Stock since the formation of the Registrant, all of which shares were not registered under the Securities Act of 1933, as amended:

                                   Amount of
                         Shares    Consideration  Date of
Name of Owner            Acquired  Cash/Other     Sale
---------------------------------------------------------------------

Marilyn and
  Lowell Rask               10,000 $ 5,000.00     11/3/94
P. O. Box 98
Victoria, IL   61485

Red Raven Corporation      500,000 Mining Claims  02/06/95
528 Fon Du Lac Drive               $500.00
East Peoria, IL 61611

Peoria Seven, Inc.         750,000 Mining Claims  02/06/95
7 Martin Lane                      $750.00
Pekin, IL 61554

William T. Marston         125,000 Mining Claims  02/06/95
1204 Fieldhurst Drive              $125.00
Ballwin, MO 63011

Dale L. Runyon             125,000 Mining Claims  02/06/95
528 Fon Du Lac Drive               $125.00
East Peoria, IL 61611

William T. Marston         707,695 Services and   03/15/95
1204 Fieldhurst Drive              Loans
Ballwin, MO 63011                  $51,000.00

Dale L. Runyon           1,607,386 Services and   03/15/95
528 Fon Du Lac Drive               Loans
East Peoria, IL 61611              $118,344.53

Billie J. Allred           139,238 Services       03/15/95
4633 S. 36th Place                 $10,300.00
Phoenix, AR 85040

Michael and Susan          846,151 Exchange       03/20/95
 Ruynon-Davis                      Free trading
814 S. Pleasant Hill Rd.           for restricted
East Peoria, IL 61611              shares








                                   Amount of
                         Shares    Consideration  Date of
Name of Owner            Acquired  Cash/Other     Sale
---------------------------------------------------------------------

Merle H. Glick             166,667 Exchange       03/20/95
7 Martin Lane                      Free trading
Pekin, IL 61554                    for restricted
                                   shares

Louis L. and               166,667 Exchange       03/20/95
 Paula Myers                       Free trading
595 Lime Drive                     for restricted
Petersburg, IL 62675               shares

H.W.W. Foundation          226,667 Exchange       03/20/95
1918 N. Missouri                   Free trading
Peoria, IL 61603                   for restricted
                                   shares

Patricia L. Runyon         333,334 Exchange       03/20/95
528 Fon Du Lac Dr.                 Free trading
East Peoria, IL 61611              for restricted
                                   shares

Carol J. Runyon            416,667 Exchange       03/20/95
528 Fon Du Lac Dr.                 Free trading
East Peoria, IL 61611              for restricted
                                   shares

Danial L. and              666,667 Exchange       03/20/95
 Karan M. Runyon                   Free trading
1458 McClardy Rd.                  for restricted
Clarksville, TN 37042              shares

Alexandra M. Runyon         83,333 Exchange       03/20/95
1458 McClardy Rd.                  Free trading
Clarksville, TN 37042              for restricted
                                   shares

Zechariah E. Runyon         83,334 Exchange       03/20/95
1458 McClardy Dr.                  Free trading
Clarksville, TN 37042              for restricted
                                   Shares

Sarah Rose Runyon-Davis     83,334 Exchange       03/20/95
528 Fon Du Lac Dr.                 Free trading
East Peoria, IL 61611              for restricted
                                   shares

Lydia Marie Runyon-Davis    83,334 Exchange       03/20/95
528 Fon Du Lac Dr.                 Free trading
East Peoria, IL 61611              for restricted
                                   shares





                                   Amount of
                         Shares    Consideration  Date of
Name of Owner            Acquired  Cash/Other     Sale
---------------------------------------------------------------------

Tabitha Jean
  Runyon-Davis              83,334 Exchange       03/20/95
528 Fon Du Lac Dr.                 Free trading
East Peoria, IL 61611              for restricted
                                   shares
Jessica Lynn
  Runyon-Davis              83,334 Exchange       03/20/95
528 Fon Du Lac Dr.                 Free trading
East Peoria, IL 61611              for restricted
                                   shares
Phoenix International
  Mining, Inc.           9,600,000 $2,400,000     01/06/96
528 Fon Du Lac Dr.                 Debentures
East Peoria, IL 61611

Clark L. Rians             200,000 $50,000.00     04/23/96
4729 Crown Blvd.
Denver, CO 80239

Betty L. Paps                1,000 $10,000.00     12/06/96
1 Heatherwood Ct.                  Loan
Indian Head Park, IL 60525

Shirley A. Roemer              500 $5,000.00      12/06/96
R.R. #5, Box 78                    Loan
Metamora, IL 61548

Roger D. Roemer                500 $5,000.00      12/06/96
R.R. #5, Box 78                    Loan
Metamora, IL 61548

Richard D. Brenneman         1,000 $10,000.00     12/06/96
R.R. #1, Box 23                    Loan
Metamora, IL 61548

Dale E. and                    500 $5,000.00      12/06/96
 Doris M. Brenneman                Loan
1312 Chesapeake Ave.
#B-3
Naples, FL 33962

Bliss S. and Marilyn K.        300 $3,000.00      12/06/96
 Phillips                          Loan
3417 West Capital Dr.
Peoria, IL 61614

J.W. Bruckman                1,100 $11,000.00     12/06/96
204 N. Main                        Loan
Washington, IL 61571

William M. Brown             4,000 $40,000.00     12/06/96
4010 N. Brandywine Rd.             Loan
Peoria, IL 61614

ITEM 25.  Exhibits.

     The following documents are incorporated herein:

Number    Document
---------------------------------------------------------------------

3.1       Article of Incorporation.

3.2       Article of Amendment.

3.3       Article of Amendment.

3.4       Article of Amendment.

3.5       Article of Amendment.

3.6       Article of Amendment.

3.7       Bylaws.

4.1       Form Stock Certificate (filed via Form SE).

5.1       Opinion of Conrad C. Lysiak

10.1      Stock Option Agreement.

10.2      Office Lease between Dale L. Runyon and Maxam Gold
          Corporation.

10.3 Promissory Note between Phoenix International Mining and Maxam Gold Corporation.

10.4      Promissory Note between Maxam Gold Corporation and Peoria
          Seven Mining LLC.

10.5      Office lease between Hewson/Brechner Airpark and the Company.

24.1      Consent of Independent Auditor,
          Morgenstern & Alexander.

24.2      Consent of Conrad C. Lysiak,
          Attorney at Law.

27        Financial Data Schedule.

28.1      Warrant Agreement between the Company and Interwest Transfer
          Co., Inc.

     All other schedules and exhibits are omitted, as the required information is not applicable or is not present in amount sufficient to require submission of the schedule or because the information required is included in the financial statements and notes thereto.

ITEM 26.  Undertakings.

A. The undersigned Registrant hereby undertakes: To provide to the Underwriters, if any, at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

B.   The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and,
     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

C. Insofar as indemnification for liabilities arising under the securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Peoria, Illinois, on this 23rd day of October, 1997.

                    MAXAM GOLD CORPORATION


                    BY: /s/ Alan E. Hubbard
                        President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Alan E. Hubbard as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                Title                    Date


/s/ Dale L. Runyon       Chief Executive Officer  October 23, 1997
                         and Chairman of the Board
                         of Directors

/s/ Alan E. Hubbard      President, Treasurer,    October 23, 1997
                         Chief Financial Officer
                         and a member of the
                         Board of Directors

/s/ Michael W.           Vice President,          October 23, 1997
Runyon-Davis             Secretary and a
                         member of the Board
                         of Directors

                            EXHIBIT INDEX

     The following documents are incorporated herein:

Number    Document
---------------------------------------------------------------------

3.1       Article of Incorporation.

3.2       Article of Amendment.

3.3       Article of Amendment.

3.4       Article of Amendment.

3.5       Article of Amendment.

3.6       Article of Amendment.

3.7       Bylaws.

4.1       Form Stock Certificate (filed via Form SE).

5.1       Opinion of Conrad C. Lysiak.

10.1      Stock Option Agreement.

10.2      Office lease between Dale L. Runyon and Maxam Gold
          Corporation.

10.3 Promissory Note between Phoenix International Mining and Maxam Gold Corporation.

10.4      Promissory Note between Maxam Gold Corporation and Peoria
          Seven Mining LLC.

10.5      Office lease between Hewson/Brechner Airpark and the Company.

24.1      Consent of Independent Auditor,
          Morgenstern & Alexander.

24.2      Consent of Conrad C. Lysiak,
          Attorney at Law.

27        Financial Data Schedule

28.1      Warrant Agreement between the Company and Interwest Transfer
          Co., Inc.

     All other schedules and exhibits are omitted, as the required information is not applicable or is not present in amount sufficient to require submission of the schedule or because the information required is included in the financial statements and notes thereto.